                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295


                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 22

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                         (Title of Class of Securities)

                                   38141G 10 4

                                 (CUSIP Number)

                                 Gregory K. Palm
                                 Esta E. Stecher
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000

          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                January 29, 2002

             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                 13D

--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      As to a group consisting solely of Covered Persons(1)              (a) [x]
      As to a group consisting of persons other than Covered Persons     (b) [x]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4. SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered Shares(2)
      (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT [ ] TO ITEM 2(d) OR 2(e) (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.
--------------------------------------------------------------------------------
                7.  SOLE VOTING POWER (See Item 6)
  NUMBER OF         As to Covered Shares, 0
   SHARES           As to Uncovered Shares, as stated in Appendix A
BENEFICIALLY    ----------------------------------------------------------------
  OWNED BY      8.  SHARED VOTING POWER (See Item 6) (Applies to
 REPORTING          each person listed on Appendix A.)
   PERSON           232,218,207 Covered Shares held by Covered Persons
    WITH            15,615 Uncovered Shares held by Covered Persons(3)
                    2,165,504 Other Uncovered Shares held by Covered Persons(4)
                ----------------------------------------------------------------
                9.  SOLE DISPOSITIVE POWER (See Item 6)
                    As to Covered Shares, less than 1%
                    As to Uncovered Shares, as stated in Appendix A
                ----------------------------------------------------------------
                10. SHARED DISPOSITIVE POWER (See Item 6):
                    As to Covered Shares, 0
                    As to Uncovered Shares, as stated in Appendix A
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON   234,399,326
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN         [x]
      SHARES (Applies to each person listed on Appendix A.)
--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  49.30%
--------------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the captions "Trusts" and "Limited Liability Companies"; PN as to persons listed in Appendix A under the caption "Partnerships"; CO as to persons listed in Appendix A under the caption "Corporations"; IN as to all other persons listed in Appendix A.


----------

(1)   For a definition of this term, please see Item 2.

(2)   For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 100 private charitable foundations established by 100 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

                                                                      APPENDIX A



                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Bradley I. Abelow                                            0            0             0              0
Peter C. Aberg                                               0            0             0              0
Daniel A. Abut                         Argentina             0            0             0              0
Paul M. Achleitner                      Austria              0            0             0              0
Alberto F. Ades                        Argentina             0            0             0              0
Ben I. Adler                                                 0            0             0              0
Gregory A. Agran                                             0            0             0              0
Raanan A. Agus                                               0            0             0              0
Syed H. Ahmad                          Pakistan              0            0             0              0
Jonathan R. Aisbitt                       UK                 0            0             0              0
Elliot M. Alchek                                             0            0             0              0
Yusuf A. Aliredha                       Bahrain              0            0             0              0
Andrew M. Alper                                              0            0             0              0
Philippe J. Altuzarra                   France               0            0             0              0
Ignacio Alvarez-Rendueles                Spain               0            0             0              0
Rebecca Amitai                                               0            0             0              0
Zarthustra Amrolia                        UK                 0            0             0              0
John G. Andrews                         USA/UK               0            0             0              0
Francois Andriot                        France               0            0             0              0
Douglas M. Angstrom                                          0            0             0              0
Arnaud M. Apffel                        France               0            0             0              0
Lori B. Appelbaum                                            0            0             0              0
Philip S. Armstrong                       UK                 0            0             0              0
John A. Ashdown                           UK                 0            0             0              0
David M. Atkinson                         UK                 0            0             0              0
Neil Z. Auerbach                                             0            0             0              0
Mitchel J. August                                            0            0             0              0
Armen A. Avanessians                                         0            0             0              0
Dean C. Backer                                               0            0             0              0
William A. Badia                                             0            0             0              0
Katherine M. Bailon                                          0            0             0              0
Andrew G. Baird                           UK                 0            0             0              0
Michiel J. Bakker                   The Netherlands          0            0             0              0
Mark E. Bamford                                              0            0             0              0
William J. Bannon                                            0            0             0              0
John S. Barakat                                              0            0             0              0
Leslie Barbi                                                 0            0             0              0
Adam P. Barrett                           UK                 0            0             0              0
Scott B. Barringer                                           0            0             0              0
Steven M. Barry                                              0            0             0              0
Christopher M. Barter                                        0            0             0              0
Barbara J. Basser-Bigio                                      0            0             0              0
Christopher A. Bates                                         0            0             0              0
Carl-Georg Bauer-Schlichtegroll         Germany              0            0             0              0
David Baum                                                   0            0             0              0
Gerhard Baumgard                        Germany              0            0             0              0
Patrick Y. Baune                        France               0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Frank A. Bednarz                                             0            0             0              0
Jonathan A. Beinner                                          0            0             0              0
Janet L. Bell                                                0            0             0              0
Ron E. Beller                                                0            0             0              0
Jordan M. Bender                                             0            0             0              0
Tarek M. Ben Halim                   Saudi Arabia            0            0             0              0
Kenneth Berents                                              0            0             0              0
Michael G. Berini                                            0            0             0              0
Milton R. Berlinski                 The Netherlands          0            0             0              0
Andrew S. Berman                                             0            0             0              0
Frances R. Bermanzohn                                        0            0             0              0
Paul D. Bernard                                              0            0             0              0
Anthony D. Bernbaum                       UK                 0            0             0              0
Stuart N. Bernstein                                          0            0             0              0
Thomas P. Berquist                                           0            0             0              0
Robert A. Berry                           UK                 0            0             0              0
John D. Bertuzzi                                             0            0             0              0
Elizabeth E. Beshel                                          0            0             0              0
Andrew M. Bevan                           UK                 0            0             0              0
Jean-Luc Biamonti                       Monaco               0            0             0              0
Andrew C. Bieler                                             0            0             0              0
James J. Birch                            UK                 0            0             0              0
Gary D. Black                                                0            0             0              0
Lloyd C. Blankfein                                           0            0             0              0
Abraham Bleiberg                        Mexico               0            0             0              0
Dorothee Blessing                       Germany              0            0             0              0
David W. Blood                                               0            0             0              0
Randall A. Blumenthal                                        0            0             0              0
David R. Boles                                               0            0             0              0
Antonio Borges                         Portugal              0            0             0              0
Alastair M. Borthwick                     UK                 0            0             0              0
Alison L. Bott                            UK                 0            0             0              0
Charles W.A. Bott                         UK                 0            0             0              0
Charles C. Bradford III                                      0            0             0              0
George M. Brady                                            136            0           136              0
Benjamin S. Bram                                             0            0             0              0
Graham Branton                            UK                 0            0             0              0
Thomas C. Brasco                                             0            0             0              0
Alan J. Brazil                                               0            0             0              0
Peter L. Briger, Jr.                                         0            0             0              0
Craig W. Broderick                                           0            0             0              0
Richard J. Bronks                         UK                 0            0             0              0
Peter M. Brooks                                              0            0             0              0
Holger Bross                            Germany              0            0             0              0
Edward A. Brout                                              0            0             0              0
James K. Brown                                               0            0             0              0
Julian J. Brown                           UK                 0            0             0              0
Kathleen Brown                                               0            0             0              0
Melissa R. Brown                                             0            0             0              0
Peter D. Brundage                                            0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
John J. Bu                                                   0            0             0              0
Lawrence R. Buchalter                                        0            0             0              0
Mark J. Buisseret                         UK                 0            0             0              0
Steven M. Bunson                                             0            0             0              0
Timothy B. Bunting                        UK                 0            0             0              0
Andrew J. Burke-Smith                   Canada               0            0             0              0
David D. Burrows                                             0            0             0              0
Michael S. Burton                         UK                 0            0             0              0
Joseph M. Busuttil                                           0            0             0              0
George H. Butcher III                                        0            0             0              0
Mary D. Byron                                                0            0             0              0
Andrew Cader                                                 0            0             0              0
Jin Yong Cai                             China               0            0             0              0
Lawrence V. Calcano                                          0            0             0              0
Elizabeth V. Camp                                            0            0             0              0
John D. Campbell                                             0            0             0              0
Laurie G. Campbell                      Canada               0            0             0              0
Richard M. Campbell-Breeden               UK                 0            0             0              0
Mark M. Carhart                                              0            0             0              0
Mark J. Carlebach                                            0            0             0              0
Mariafrancesca Carli                     Italy               0            0             0              0
Valentino D. Carlotti                                        0            0             0              0
Anthony H. Carpet                                            0            0             0              0
Michael J. Carr                                              0            0             0              0
Christopher J. Carrera                                       0            0             0              0
Mark Carroll                                                 0            0             0              0
Virginia E. Carter                                           0            0             0              0
Calvin R. Carver, Jr.                                        0            0             0              0
Andrea Casati                            Italy               0            0             0              0
Mary Ann Casati                                              0            0             0              0
Chris Casciato                                               0            0             0              0
Mark A. Castellano                                           0            0             0              0
Eduardo Centola                         Brazil               0            0             0              0
Varkki P. Chacko                       USA/India             0            0             0              0
David K. Chang                          Taiwan               0            0             0              0
Amy L. Chasen                                                0            0             0              0
Sacha A. Chiaramonte                    Germany              0            0             0              0
Andrew A. Chisholm                      Canada               0            0             0              0
W. Reed Chisholm, II                                       495            0           495              0
Robert J. Christie                                           0            0             0              0
Todd J. Christie                                             0            0             0              0
Jane P. Chwick                                               0            0             0              0
Peter T. Cirenza                                             0            0             0              0
Geoffrey G. Clark                       Canada               0            0             0              0
James B. Clark                                               0            0             0              0
Kent A. Clark                           Canada               0            0             0              0
Maura J. Clark                          Canada               0            0             0              0
Alexander Classen                     Switzerland            0            0             0              0
Catherine M. Claydon                    Canada               0            0             0              0
Zachariah Cobrinik                                           0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Michael D. Cochrane                     Canada               0            0             0              0
Abby Joseph Cohen                                            0            0             0              0
Lawrence A. Cohen                                          200            0           200              0
Lawrence H. Cohen                                            0            0             0              0
Marc I. Cohen                                                0            0             0              0
Gary D. Cohn                                                 0            0             0              0
Christopher A. Cole                                          0            0             0              0
Timothy J. Cole                                              0            0             0              0
Robert G. Collins                                            0            0             0              0
Marcus R. Colwell                                            0            0             0              0
Peter H. Comisar                                             0            0             0              0
Laura C. Conigliaro                                          0            0             0              0
William Connell                                              0            0             0              0
Llewellyn C. Connolly                                        0            0             0              0
Thomas G. Connolly                    Ireland/USA            0            0             0              0
Frank T. Connor                                              0            0             0              0
Donna L. Conti                                               0            0             0              0
Karen R. Cook                             UK                 0            0             0              0
Edith W. Cooper                                              0            0             0              0
Philip A. Cooper                                             0            0             0              0
Carlos A. Cordeiro                                           0            0             0              0
Henry Cornell                                                0            0             0              0
E. Gerald Corrigan                                           0            0             0              0
Jon S. Corzine                                               0            0             0              0
Claudio Costamagna                       Italy               0            0             0              0
Marta Z. Cotton                                              0            0             0              0
James A. Coufos                                              0            0             0              0
Frank L. Coulson, Jr.                                        0            0             0              0
Kenneth Courtis                                              0            0             0              0
Eric J. Coutts                            UK                 0            0             0              0
Beverley M. Covell                        UK                 0            0             0              0
Randolph L. Cowen                                            0            0             0              0
Meyrick Cox                               UK                 0            0             0              0
Brahm S. Cramer                         Canada               0            0             0              0
Nicholas P. Crapp                         UK                 0            0             0              0
Neil D. Crowder                                              0            0             0              0
Michael L. Crowl                                             0            0             0              0
Eduardo A. Cruz                                              0            0             0              0
John P. Curtin, Jr.                                          0            0             0              0
John W. Curtis                                               0            0             0              0
Michael D. Daffey                      Australia             0            0             0              0
Stephen C. Daffron                                           0            0             0              0
Linda S. Daines                                              0            0             0              0
Stephen B. Dainton                        UK                 0            0             0              0
Paul B. Daitz                                                0            0             0              0
John S. Daly                            Ireland              0            0             0              0
Philip M. Darivoff                                           0            0             0              0
Matthew S. Darnall                                           0            0             0              0
Timothy D. Dattels                      Canada               0            0             0              0
Gavyn Davies                              UK                 0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Stephen Davies                            UK                 0            0             0              0
Oral W. Dawe                            Canada               0            0             0              0
Diego De Giorgi                          Italy               0            0             0              0
Michael G. De Lathauwer                 Belgium              0            0             0              0
Jean A. De Pourtales                   France/UK             0            0             0              0
Luigi de Vecchi                          Italy               0            0             0              0
David A. Dechman                                             0            0             0              0
Daniel L. Dees                                               0            0             0              0
Mark Dehnert                                                 0            0             0              0
Paul C. Deighton                          UK                 0            0             0              0
James Del Favero                       Australia             0            0             0              0
Juan A. Del Rivero                       Spain               0            0             0              0
Robert V. Delaney, Jr.                                       0            0             0              0
Joseph Della Rosa                                            0            0             0              0
Emanuel Derman                                               0            0             0              0
Neil V. DeSena                                               0            0             0              0
Martin R. Devenish                        UK                 0            0             0              0
Andrew C. Devenport                       UK                 0            0             0              0
Stephen D. Dias                           UK                 0            0             0              0
Armando A. Diaz                                              0            0             0              0
Alexander C. Dibelius                   Germany              0            0             0              0
Stephen J. DiLascio                                          0            0             0              0
James D. Dilworth                                            0            0             0              0
Paul M. DiNardo                                              0            0             0              0
Simon P. Dingemans                        UK                 0            0             0              0
Joseph P. DiSabato                                           0            0             0              0
Michele I. Docharty                                          0            0             0              0
Paula A. Dominick                                            0            0             0              0
Noel B. Donohoe                         Ireland              0            0             0              0
Suzanne O. Donohoe                                           0            0             0              0
James H. Donovan                                             0            0             0              0
Jana Hale Doty                                               0            0             0              0
Robert G. Doumar, Jr.                                        0            0             0              0
Thomas M. Dowling                                            0            0             0              0
John O. Downing                                              0            0             0              0
Mario Draghi                             Italy               0            0             0              0
Michael B. Dubno                                             0            0             0              0
Connie K. Duckworth                                          0            0             0              0
William C. Dudley                                            0            0             0              0
Donald J. Duet                                               0            0             0              0
Brian J. Duffy                                               0            0             0              0
Brian Duggan                                                 0            0             0              0
Matthieu B. Duncan                                           0            0             0              0
C. Steven Duncker                                            0            0             0              0
Karlo J. Duvnjak                        Canada               0            0             0              0
Jay S. Dweck                                                 0            0             0              0
Michael L. Dweck                                             0            0             0              0
Gordon E. Dyal                                               0            0             0              0
Isabelle Ealet                          France               0            0             0              0
Glenn P. Earle                            UK                 0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Seaborn S. Eastland                                          0            0             0              0
Kenneth M. Eberts, III                                       0            0             0              0
Paul S. Efron                                                0            0             0              0
Herbert E. Ehlers                                            0            0             0              0
Alexander S. Ehrlich                                         0            0             0              0
Howard B. Eisen                                              0            0             0              0
John E. Eisenberg                                            0            0             0              0
Gary L. Eisenreich                                           0            0             0              0
Edward K. Eisler                        Austria              0            0             0              0
Jason H. Ekaireb                          UK                 0            0             0              0
Gregory H. Ekizian                                           0            0             0              0
Aubrey J. Ellis                                              0            0             0              0
Glenn D. Engel                                               0            0             0              0
Earl S. Enzer                                                0            0             0              0
Christopher H. Eoyang                                        0            0             0              0
Christian Erickson                                           0            0             0              0
Davide G. Erro                           Italy               0            0             0              0
Michael P. Esposito                                          0            0             0              0
George C. Estey                         Canada               0            0             0              0
Mark D. Ettenger                                             0            0             0              0
Bruce J. Evans                                               0            0             0              0
Ian J. Evans                              UK                 0            0             0              0
J. Michael Evans                        Canada               0            0             0              0
W. Mark Evans                           Canada               0            0             0              0
Charles P. Eve                            UK                 0            0             0              0
Brian F. Farr                                                0            0             0              0
Elizabeth C. Fascitelli                                      0            0             0              0
Jeffrey F. Fastov                                            0            0             0              0
Pieter Maarten Feenstra             The Netherlands          0            0             0              0
Norman Feit                                                  0            0             0              0
Steven M. Feldman                                            0            0             0              0
Laurie R. Ferber                                             0            0             0              0
Luca D. Ferrari                                              0            0             0              0
John A. Ferro, Jr.                                           0            0             0              0
Robert P. Fisher, Jr.                                        0            0             0              0
David A. Fishman                                             0            0             0              0
Lawton W. Fitt                                               0            0             0              0
Stephen C. Fitzgerald                  Australia             0            0             0              0
Thomas M. Fitzgerald III                                     0            0             0              0
Daniel M. Fitzpatrick                                        0            0             0              0
James A. Fitzpatrick                                         0            0             0              0
David N. Fleischer                                           0            0             0              0
Alexander W. Fletcher                     UK                 0            0             0              0
David B. Ford                                                0          134(5)          0            134(5)
Edward C. Forst                                              0            0             0              0
George B. Foussianes                                         0            0             0              0
Karl Fowler                               UK                 0            0             0              0
Oliver L. Frankel                                            0            0             0              0


----------

(5)   Shared with family members.


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Randy W. Frankel                                             0            0             0              0
Orit P. Freedman                        Israel               0            0             0              0
Matthew T. Fremont-Smith                                     0            0             0              0
Christopher G. French                     UK                 0            0             0              0
Timothy G. Freshwater                     UK                 0            0             0              0
Jacob Y. Friedman                                            0            0             0              0
Richard A. Friedman                                          0            0             0              0
Matthias K. Frisch                    Switzerland            0            0             0              0
Robert K. Frumkes                                            0            0             0              0
C. Douglas Fuge                                              0            0             0              0
Naosuke Fujita                           Japan               0            0             0              0
Shirley Fung                              UK                 0            0             0              0
Enrico S. Gaglioti                                           0            0             0              0
James R. Garvey                         Ireland              0            0             0              0
Joseph D. Gatto                                              0            0             0              0
Emmanuel Gavaudan                       France               0            0             0              0
Nicholas J. Gaynor                        UK                 0            0             0              0
Richard A. Genna                                             0            0             0              0
Eduardo B. Gentil                                            0            0             0              0
Peter C. Gerhard                                             0            0             0              0
Kenneth K. Gershenfeld                                       0            0             0              0
Rajiv A. Ghatalia                        India               0            0             0              0
Robert R. Gheewalla                                          0            0             0              0
Nomi P. Ghez                          Israel/USA             0            0             0              0
Scott A. Gieselman                                           0            0             0              0
Gary T. Giglio                                               0            0             0              0
H. John Gilbertson, Jr.                                      0            0             0              0
Nicholas G. Giordano                                         0          300(6)          0            300(6)
Joseph H. Gleberman                                          0            0             0              0
Nancy S. Gloor                                               0            0             0              0
Richard J. Gnodde                Ireland/South Africa        0            0             0              0
Charles G. Goetz                                             0            0             0              0
Jeffrey B. Goldenberg                                        0        2,860(7)          0          2,860(7)
Jacob D. Goldfield                                           0            0             0              0
Gary F. Goldring                                             0            0             0              0
Daniel C. Goldwater                       UK                 0            0             0              0
James S. Golob                                               0            0             0              0
Gregg A. Gonsalves                                           0            0             0              0
Amy O. Goodfriend                                            0            0             0              0
Jay S. Goodgold                                              0            0             0              0
Larry J. Goodwin                                             0            0             0              0
Andrew M. Gordon                                             0            0             0              0
Anthony J. Gordon                                            0            0             0              0
Roger H. Gordon                                              0            0             0              0
Robert D. Gottlieb                                           0            0             0              0
Gregory M. Gould                                             0            0             0              0


----------

(6)   Shared with family members.

(7)   Shared with family members.


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Frank J. Governali                                           0            0             0              0
Lorenzo Grabau                           Italy               0            0             0              0
Geoffrey T. Grant                                            0            0             0              0
William M. Grathwohl                                         0            0             0              0
Pedro Gonzalez Grau                      Spain               0            0             0              0
Thomas J. Gravina                                          200            0           200              0
Michael J. Graziano                                          0            0             0              0
Carmen A. Greco                                              0            0             0              0
Stefan Green                           Australia             0            0             0              0
David J. Greenwald                                           0            0             0              0
Louis S. Greig                            UK                 0            0             0              0
William W. Gridley                                           0            0             0              0
Peter W. Grieve                                              0            0             0              0
Christopher Grigg                         UK                 0            0             0              0
Edward Sebastian Grigg                 UK/France             0            0             0              0
Douglas C. Grip                                              0            0             0              0
Peter Gross                                                  0            0             0              0
David J. Grounsell                        UK                 0            0             0              0
Eric P. Grubman                                              0            0             0              0
Arun M. Gunewardena                    Sri Lanka             0            0             0              0
Celeste A. Guth                                              0            0             0              0
Edward S. Gutman                                             0            0             0              0
Joseph D. Gutman                                             0            0             0              0
Douglas A. Guzman                       Canada               0            0             0              0
Ralf O. Haase                           Germany              0            0             0              0
Erol Hakanoglu                          Turkey               0            0             0              0
David R. Hansen                        Australia             0            0             0              0
Mary L. Harmon                                               0            0             0              0
Roger C. Harper                                              0            0             0              0
Charles T. Harris III                                        0            0             0              0
Robert S. Harrison                                           0            0             0              0
Valerie J. Harrison                       UK                 0            0             0              0
Shelley A. Hartman                                           0            0             0              0
Paul R. Harvey                                               0            0             0              0
Rumiko Hasegawa                          Japan               0            0             0              0
Arthur J. Hass                                               0            0             0              0
Arne K. Hassel                          Sweden               0            0             0              0
Nobumichi Hattori                        Japan               0            0             0              0
Stephen J. Hay                            UK                 0            0             0              0
Isabelle Hayen                          Belgium              0            0             0              0
Keith L. Hayes                            UK                 0            0             0              0
Edward A. Hazel                                              0            0             0              0
Thomas J. Healey                                             0            0             0              0
John P. Heanue                                               0            0             0              0
Robert C. Heathcote                       UK                 0            0             0              0
Sylvain M. Hefes                        France               0            0             0              0
Douglas C. Heidt                                             0            0             0              0
David R. Heinz                                               0            0             0              0
David B. Heller                                              0            0             0              0
Steven M. Heller                                             0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
William L. Hemphill                                          0            0             0              0
Ruud G. Hendriks                    The Netherlands          0            0             0              0
David P. Hennessey                                           0            0             0              0
R. Douglas Henderson                                         0            0             0              0
David L. Henle                                               0            0             0              0
Mary C. Henry                                                0            0             0              0
Peter C. Herbert                                             0            0             0              0
Bruce A. Heyman                                              0            0             0              0
Stephen Hickey                                               0            0             0              0
Melina E. Higgins                                            0            0             0              0
Robert E. Higgins                                            0            0             0              0
Joanne M. Hill                                               0            0             0              0
Michael I. Hill                           UK                 0            0             0              0
M. Roch Hillenbrand                                          0            0             0              0
Donald W. Himpele                                            0            0             0              0
Kenneth W. Hitchner                                          0            0             0              0
Maykin Ho                                                    0            0             0              0
Timothy E. Hodgson                      Canada               0            0             0              0
Jacquelyn M. Hoffman-Zehner             Canada               0            0             0              0
Richard R. Hogan                                             0            0             0              0
Christopher G. Hogg                 New Zealand/USA          0            0             0              0
Margaret J. Holen                                            0            0             0              0
Daniel E. Holland III                                        0            0             0              0
Teresa E. Holliday                                           0            0             0              0
Peter Hollmann                          Germany              0            0             0              0
Philip Holzer                           Germany              0            0             0              0
Gregory T. Hoogkamp                                          0            0             0              0
Sean C. Hoover                                               0            0             0              0
Thomas J. Hopkins                                            0            0             0              0
Jay D. Horine                                                0            0             0              0
Robert D. Hormats                                            0            0             0              0
Robert G. Hottensen, Jr.                                   617            0           617              0
Thomas J. Houle                                              0            0             0              0
Michael R. Housden                        UK                 0            0             0              0
Zu Liu Frederick Hu                      China               0            0             0              0
Paul J. Huchro                                               0            0             0              0
James A. Hudis                                               0            0             0              0
Terry P. Hughes                         Ireland              0            0             0              0
Bimaljit S. Hundal                        UK                 0            0             0              0
Edith A. Hunt                                                0            0             0              0
Susan J. Hunt                             UK                 0            0             0              0
Janet T. Hurley                                              0            0             0              0
Fern Hurst                                                   0            0             0              0
Robert J. Hurst                                            100            0           100              0
Elizabeth A. Husted                                          0            0             0              0
Walter V. Hutcherson                                         0            0             0              0
John S. Iglehart                                             0            0             0              0
Robert F. Incorvaia                                          0            0             0              0
Toni Infante                                                 0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Francis J. Ingrassia                                         0            0             0              0
Timothy J. Ingrassia                                         0            0             0              0
Margaret H. Isdale                                           0            0             0              0
Hideki Ishibashi                         Japan               0            0             0              0
Raymond J. Iwanowski                                         0            0             0              0
Walter A. Jackson                                            0            0             0              0
William L. Jacob III                                         0            0             0              0
Ronald H. Jacobe, Jr.                                        0            0             0              0
Mark M. Jacobs                                               0            0             0              0
Arthur L. Jacobson, Jr.                                      0            0             0              0
James A. Jacobson                                            0            0             0              0
Robert J. Jacobson, Jr.                                      0            0             0              0
Richard I. Jaffee                                            0            0             0              0
Reuben Jeffery III                                           0            0             0              0
Stefan J. Jentzsch                      Germany              0            0             0              0
Andrew R. Jessop                          UK                 0            0             0              0
Dan H. Jester                                                0            0             0              0
Thomas Jevon                                                 0            0             0              0
Daniel J. Jick                                               0            0             0              0
David M. Jimenez-Blanco                  Spain               0            0             0              0
Peter T. Johnston                                            0            0             0              0
Robert H. Jolliffe                        UK                 0            0             0              0
Andrew J. Jonas                                              0            0             0              0
Robert C. Jones                                              0            0             0              0
William J. Jones                                             0            0             0              0
Roy R. Joseph                           Guyana               0            0             0              0
Kenneth L. Josselyn                                          0            0             0              0
Chansoo Joung                                                0            0             0              0
Marc H. Jourdren                        France               0            0             0              0
Andrew J. Kaiser                                             0            0             0              0
Ann F. Kaplan                                               21            0            21              0
Barry A. Kaplan                                              0            0             0              0
David A. Kaplan                                              0            0             0              0
Jason S. Kaplan                                              0            0             0              0
Robert S. Kaplan                                             0            0             0              0
Scott B. Kapnick                                             0            0             0              0
Atul Kapur                               India               0            0             0              0
Erland S. Karlsson                      Sweden               0            0             0              0
James M. Karp                                                0            0             0              0
Toshinobu Kasai                          Japan               0            0             0              0
Richard Katz                                                 0            0             0              0
Robert J. Katz                                               0            0             0              0
James C. Katzman                                             0            0             0              0
John J. Kauffman                                             0            0             0              0
David K. Kaugher                                             0            0             0              0
Tetsuya Kawano                           Japan               0            0             0              0
Peter R. Kellogg                                             0            0             0              0
John L. Kelly                                                0            0             0              0
Carsten Kengeter                        Germany              0            0             0              0
Kevin W. Kennedy                                             0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Gioia M. Kennett                                             0            0             0              0
William J. Kenney                                            0            0             0              0
Thomas J. Kenny                                              0            0             0              0
Steven Kerr                                                  0            0             0              0
Lawrence S. Keusch                                           0            0             0              0
Rustom N. Khandalavala                                       0            0             0              0
Philippe Khuong-Huu                     France               0            0             0              0
Peter A. Kiernan                          UK                 0            0             0              0
Peter D. Kiernan III                                         0            0             0              0
Sun Bae Kim                             Canada               0            0             0              0
Douglas W. Kimmelman                                       436            0           436              0
Colin E. King                           Canada               0            0             0              0
Robert C. King, Jr.                                          0            0             0              0
Adrian P. Kingshott                       UK                 0            0             0              0
Timothy M. Kingston                                          0            0             0              0
Frank J. Kinney, III                                         0            0             0              0
Lincoln Kinnicutt                                            0            0             0              0
Shigeki Kiritani                         Japan               0            0             0              0
Ewan M. Kirk                              UK                 0            0             0              0
Remy Klammers                           France               0            0             0              0
Daniel H. Klebes II                                          0            0             0              0
Michael Klimek                                               0            0             0              0
Michael K. Klingher                                          0            0             0              0
Jonathan R. Knight                        UK                 0            0             0              0
Bradford C. Koenig                                           0            0             0              0
Mark J. Kogan                                                0            0             0              0
Jonathan L. Kolatch                                          0            0             0              0
Richard E. Kolman                                            0            0             0              0
Philip J. Kopp III                                           0            0             0              0
David J. Kostin                                              0            0             0              0
Koji Kotaka                              Japan               0            0             0              0
Peter S. Kraus                                              15            0            15              0
Mary Lyn Valkenburg Kurish                                   0            0             0              0
Eiichiro Kuwana                          Japan               0            0             0              0
Peter Labbat                                                 0            0             0              0
Peggy A. Lamb                                                0            0             0              0
David G. Lambert                                             0            0             0              0
Eric S. Lane                                                 0            0             0              0
Thomas K. Lane                                               0            0             0              0
Gary R. Lapidus                                              0            0             0              0
Bruce M. Larson                                              0            0             0              0
Thomas D. Lasersohn                                          0            0             0              0
Anthony D. Lauto                                             0            0             0              0
John J. Lauto                                                0            0             0              0
Matthew Lavicka                                              0            0             0              0
Andrew E. Law                             UK                 0            0             0              0
Peter T. Lawler                                              0            0             0              0
David N. Lawrence                                            0            0             0              0
Peter Layton                                                 0            0             0              0
Susan R. Leadem                                              0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Andrew D. Learoyd                         UK                 0            0             0              0
Chan-Keun Lee                         South Korea            0            0             0              0
Donald C. Lee                                                0            0             0              0
Gregory D. Lee                         Australia             0            0             0              0
Kenneth H. M. Leet                                           0            0             0              0
Richard O. Leggett                                           0            0             0              0
Anthony J. Leitner                                           0            0             0              0
Todd W. Leland                                               0            0             0              0
Paulo C. Leme                                                0            0             0              0
Gregg R. Lemkau                                              0            0             0              0
Remco O. Lenterman                  The Netherlands          0            0             0              0
Hughes B. Lepic                         France               0            0             0              0
Alan B. Levande                                              0            0             0              0
Johan H. Leven                          Sweden               0            0             0              0
Stephen M. Levick                                            0            0             0              0
Ronald S. Levin                                              0            0             0              0
Jack Levy                                                    0            0             0              0
Richard J. Levy                           UK                 0            0             0              0
Tobin V. Levy                                                0            0             0              0
P. Jeremy Lewis                                              0            0             0              0
Thomas B. Lewis, Jr.                                         0            0             0              0
Mark E. Leydecker                                            0            0             0              0
Matthew G. L'Heureux                                         0            0             0              0
Michael Liberman                                             0            0             0              0
George C. Liberopoulos                Canada/USA             0            0             0              0
Gwen R. Libstag                                              0            0             0              0
Stephen C. Lichtenauer                                       0            0             0              0
Roger A. Liddell                          UK                 0            0             0              0
Richard J. Lieb                                              0            0             0              0
Mitchell J. Lieberman                                        0            0             0              0
Richerd C. Lightburn                                         0            0             0              0
Ryan D. Limaye                                               0            0             0              0
Susan S. Lin                         Hong Kong/USA           0            0             0              0
Syaru Shirley Lin                                            0            0             0              0
Josephine Linden                          UK                 0            0             0              0
Lawrence H. Linden                                           0            0             0              0
Anthony W. Ling                           UK                 0            0             0              0
Laura A. Liswood                                            15            0            15              0
Bonnie S. Litt                                               0            0             0              0
Robert Litterman                                             0            0             0              0
Robert H. Litzenberger                                       0            0             0              0
David McD. A. Livingstone              Australia             0            0             0              0
Jill E. Lohrfink                                             0            0             0              0
Douglas F. Londal                                            0            0             0              0
Jacques M. Longerstaey                USA/Belgium            0            0             0              0
Joseph Longo                                                 0            0             0              0
Jonathan M. Lopatin                                          0            0             0              0
Francisco Lopez-Balboa                                       0            0             0              0
Victor M. Lopez-Balboa                                       0            0             0              0
Antigone Loudiadis                        UK                 0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Michael C. Luethke                                           0            0             0              0
Kevin L. Lundeen                                             0            0             0              0
Michael R. Lynch                                             0            0             0              0
Richard E. Lyon, III                                         0            0             0              0
Peter B. MacDonald                        UK                 0            0             0              0
Mark G. Machin                            UK                 0            0             0              0
Shogo Maeda                              Japan               0            0             0              0
Christopher J. Magarro                                       0            0             0              0
John A. Mahoney                                              0            0             0              0
Sean O. Mahoney                                              0            0             0              0
Russell E. Makowsky                                          0            0             0              0
Keith A. Malas                                               0            0             0              0
Peter G. C. Mallinson                     UK                 0            0             0              0
John V. Mallory                                              0            0             0              0
Kathleen M. Maloney                                          0            0             0              0
Charles G. R. Manby                       UK                 0            0             0              0
Robert S. Mancini                                            0            0             0              0
Barry A. Mannis                                              0            0             0              0
Elizabeth C. Marcellino                                      0            0             0              0
Arthur S. Margulis, Jr.                                      0            0             0              0
Carmen Marino                                                0            0             0              0
Ronald G. Marks                                              0            0             0              0
Robert J. Markwick                        UK                 0            0             0              0
Nicholas I. Marovich                                         0            0             0              0
David J. Marshall                                            0            0             0              0
Allan S. Marson                           UK                 0            0             0              0
Eff W. Martin                                                0            0             0              0
Jacques Martin                          Canada               0            0             0              0
Alison J. Mass                                               0            0             0              0
Robert A. Mass                                               0            0             0              0
John J. Masterson                                            0            0             0              0
David J. Mastrocola                                          0            0             0              0
Blake W. Mather                                              0            0             0              0
Kathy M. Matsui                                              0            0             0              0
Tadanori Matsumura                       Japan               0            0             0              0
Karen A. Matte                                              40            0            40              0
George N. Mattson                                            0            0             0              0
Heinz Thomas Mayer                      Germany              0            0             0              0
Thomas J. McAdam                                            27            0            27              0
Richard F. McArdle                                           0            0             0              0
John J. McCabe                                               0            0             0              0
Theresa E. McCabe                                            0            0             0              0
Joseph M. McConnell                                          0            0             0              0
Ian R. McCormick                          UK                 0            0             0              0
Lynn M. McCormick                                            0            0             0              0
Mark E. McGoldrick                                           0            0             0              0
Joseph P. McGrath, Jr.                                       0            0             0              0
Stephen J. McGuinness                                        0            0             0              0
John C. McIntire                                             0            0             0              0
John W. McMahon                                              0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Geraldine F. McManus                                         0            0             0              0
Gerald C. McNamara, Jr.                                  4,182            0         4,182              0
James A. McNamara                                            0          215(8)          0            215(8)
Richard P. McNeil                       Jamaica              0            0             0              0
Audrey A. McNiff                                             0            0             0              0
John P. McNulty                                              0            0             0              0
Stuart G. McPherson                       UK                 0            0             0              0
Robert A. McTamaney                                          0            0             0              0
E. Scott Mead                                                0            0             0              0
Lance P. Meaney                                              0            0             0              0
Sharon I. Meers                                              0            0             0              0
David M. Meerschwam                 The Netherlands          0            0             0              0
Sanjeev K. Mehra                         India               0            0             0              0
Christian A. Meissner                   Austria              0            0             0              0
Michael C. Melignano                                         0            0             0              0
Michael A. Mendelson                                         0            0             0              0
Bernard A. Mensah                         UK                 0            0             0              0
Amos Meron                            USA/Israel             0            0             0              0
T. Willem Mesdag                                             0            0             0              0
Andrew L. Metcalfe                        UK                 0            0             0              0
Julian R. Metherell                       UK                 0            0             0              0
Michael R. Miele                                             0            0             0              0
Gunnar T. Miller                                             0            0             0              0
Kenneth A. Miller                                            0            0             0              0
Therese L. Miller                                            0            0             0              0
James E. Milligan                                            0            0             0              0
Eric M. Mindich                                              0            0             0              0
John J. Minio                                                0            0             0              0
Luciana D. Miranda                      Brazil               0            0             0              0
Edward S. Misrahi                        Italy               0            0             0              0
Masatoki J. Mitsumata                    Japan               0            0             0              0
Steven T. Mnuchin                                            0            0             0              0
Masanori Mochida                         Japan               0            0             0              0
Douglas D. Moffitt                                           0            0             0              0
Karsten N. Moller                       Denmark              0            0             0              0
Thomas K. Montag                                             0            0             0              0
William C. Montgomery                                        0            0             0              0
Wayne L. Moore                                               0            0             0              0
J. Ronald Morgan, III                                        0            0             0              0
Yukihiro Moroe                           Japan               0            0             0              0
James P. Morris                                              0            0             0              0
R. Scott Morris                                              0            0             0              0
Robert B. Morris III                                         0            0             0              0
Richard S. Morse                          UK                 0            0             0              0
Jeffrey M. Moslow                                            0            0             0              0
Sharmin Mossavar-Rahmani                  UK                 0            0             0              0
Gregory T. Mount                                             0            0             0              0
Ian Mukherjee                             UK                 0            0             0              0


----------

(8)   Shared with family members.


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Edward A. Mule                                               0            0             0              0
Donald R. Mullen                                             0            0             0              0
Timothy R. Mullen                                            0            0             0              0
Eric D. Mullins                                              0            0             0              0
Donald J. Mulvihill                                          0            0             0              0
Patrick E. Mulvihill                    Ireland              0            0             0              0
Robert G. Munro                           UK                 0            0             0              0
Rie Murayama                             Japan               0            0             0              0
Richard A. Murley                         UK                 0            0             0              0
Patrick E. Murphy                                            0            0             0              0
Philip D. Murphy                                             0            0             0              0
Raymond T. Murphy                                            0            0             0              0
Thomas S. Murphy, Jr.                                        0            0             0              0
Gaetano J. Muzio                                             0            0             0              0
Michiya Nagai                            Japan               0            0             0              0
Gabrielle U. Napolitano                                      0            0             0              0
Avi M. Nash                                                  0            0             0              0
Trevor P. Nash                            UK                 0            0             0              0
Kevin D. Naughton                                          112            0           112              0
Mark J. Naylor                            UK                 0            0             0              0
Jeffrey P. Nedelman                                          0            0             0              0
Warwick M. Negus                       Australia             0            0             0              0
Daniel M. Neidich                                           44            0            44              0
Kipp M. Nelson                                               0            0             0              0
Leslie S. Nelson                                             0            0             0              0
Robin Neustein                                               0            0             0              0
Duncan L. Niederauer                                         0            0             0              0
Theodore E. Niedermayer               USA/France             0            0             0              0
Susan M. Noble                            UK                 0            0             0              0
Markus J. Noe-Nordberg                  Austria              0            0             0              0
Suok J. Noh                                                  0            0             0              0
Suzanne M. Nora Johnson                                      0            0             0              0
Christopher K. Norton                                        0            0             0              0
Michael E. Novogratz                                         0            0             0              0
Jay S. Nydick                                                0            0             0              0
Katherine K. Oakley                                          0            0             0              0
Eric M. Oberg                                                0            0             0              0
Alok Oberoi                              India               0            0             0              0
Gavin G. O'Connor                                            0            0             0              0
James K. O'Connor                                            0            0             0              0
Fergal J. O'Driscoll                    Ireland              0            0             0              0
David Ogens                                                  0            0             0              0
Jinsuk T. Oh                          South Korea            0            0             0              0
L. Peter O'Hagan                        Canada               0            0             0              0
Terence J. O'Neill                        UK                 0            0             0              0
Timothy J. O'Neill                                           0            0             0              0
Richard T. Ong                         Malaysia              0            0             0              0
Ronald M. Ongaro                                             0            0             0              0
Taneki Ono                               Japan               0            0             0              0
Donald C. Opatrny, Jr.                                       0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Daniel P. Opperman                                           0            0             0              0
Daniel B. O'Rourke                                           0            0             0              0
Calum M. Osborne                          UK                 0            0             0              0
Robert J. O'Shea                                             0            0             0              0
Joel D. Ospa                                                 0            0             0              0
Greg M. Ostroff                                              0            0             0              0
Nigel M. O'Sullivan                       UK                 0            0             0              0
Terence M. O'Toole                                           0            0             0              0
Brett R. Overacker                                           0            0             0              0
Todd G. Owens                                                0            0             0              0
Fumiko Ozawa                             Japan               0            0             0              0
Robert J. Pace                                               0            0             0              0
Helen Paleno                                                 0            0             0              0
Gregory K. Palm                                              0            0             0              0
Bryant F. Pantano                                            0            0             0              0
Massimo Pappone                          Italy               0            0             0              0
James R. Paradise                         UK                 0            0             0              0
Mukesh K. Parekh                                             0            0             0              0
Geoffrey M. Parker                                           0            0             0              0
Archie W. Parnell                                          100          100           100            100
Michael L. Pasternak                      UK                 0            0             0              0
Ketan J. Patel                            UK                 0            0             0              0
Melissa B. Patrusky                                          0            0             0              0
Henry M. Paulson, Jr.                                        0            0             0              0
Arthur J. Peponis                                          286            0           286              0
David E. Perlin                                              0            0             0              0
Bradley J. Peterson                                          0            0             0              0
David B. Philip                                              0            0             0              0
Paul A. Phillips                                             0            0             0              0
Todd J. Phillips                                             0            0             0              0
Alberto M. Piedra, Jr.                                       0            0             0              0
Stephen R. Pierce                                            0            0             0              0
Philip J. Pifer                                              0            0             0              0
Scott M. Pinkus                                              0            0             0              0
Michel G. Plantevin                     France               0            0             0              0
Timothy C. Plaut                        Germany              0            0             0              0
Andrea Ponti                           Italy/USA             0            0             0              0
Ellen R. Porges                                              0            0             0              0
Wiet H. M. Pot                      The Netherlands          0            0             0              0
Michael J. Poulter                        UK                 0            0             0              0
John J. Powers                                               0            0             0              0
Richard H. Powers                                            0            0             0              0
Roderic L. Prat                         Canada               0            0             0              0
Michael A. Price                                             0            0             0              0
Scott Prince                                                 0            0             0              0
Anthony J. Principato                                        0            0             0              0
Nomi M. Prins                                                0            0             0              0
Steven D. Pruett                                             0            0             0              0
Goran V. Puljic                                              0            0             0              0
Kevin A. Quinn                                               0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Stephen D. Quinn                                             0            0             0              0
B. Andrew Rabin                                              0            0             0              0
John J. Rafter                          Ireland              0            0             0              0
Hugh A. Ragsdale III                                         0            0             0              0
Jonathan Raleigh                                             0            0             0              0
Dioscoro-Roy I. Ramos                Phillippines            0            0             0              0
Gregory G. Randolph                                          0            0             0              0
Charlotte P. Ransom                       UK                 0            0             0              0
Michael G. Rantz                                             0            0             0              0
Philip A. Raper                           UK                 0            0             0              0
Alan M. Rapfogel                                             0            0             0              0
Joseph Ravitch                                               0            0             0              0
Sara E. Recktenwald                                          0            0             0              0
Girish V. Reddy                                              0            0             0              0
Arthur J. Reimers III                                        0            0             0              0
Filip A. Rensky                                              0            0             0              0
Anthony John Reizenstein                  UK                 0            0             0              0
Jeffrey A. Resnick                                           0            0             0              0
Peter Richards                            UK                 0            0             0              0
Michael J. Richman                                           0            0             0              0
Andrew J. Rickards                        UK                 0            0             0              0
Thomas S. Riggs, III                                         0            0             0              0
James P. Riley, Jr.                                          0            0             0              0
Kimberly E. Ritrievi                                         0            0             0              0
John S. Rizner                                               0            0             0              0
Paul M. Roberts                           UK                 0            0             0              0
Richard T. Roberts                                           0            0             0              0
Simon M. Robertson                        UK                 0            0             0              0
Normann G. Roesch                       Germany              0            0             0              0
James H. Rogan                                               0            0             0              0
J. David Rogers                                              0          100             0            100
John F. W. Rogers                                            0            0             0              0
Emmanuel Roman                          France               0            0             0              0
Eileen P. Rominger                                           0            0             0              0
Pamela P. Root                                               0            0             0              0
Ralph F. Rosenberg                                           0            0             0              0
Jacob D. Rosengarten                                         0            0             0              0
Richard J. Rosenstein                                        0            0             0              0
Ivan Ross                                                    0            0             0              0
Stuart M. Rothenberg                                         0            0             0              0
Michael S. Rotter                                            0            0             0              0
Michael S. Rubinoff                                          0            0             0              0
Paul M. Russo                                                0            0             0              0
John P. Rustum                        Ireland/USA            0            0             0              0
Richard M. Ruzika                                            0            0             0              0
David C. Ryan                                                0            0             0              0
David M. Ryan                          Australia             0            0             0              0
Jeri Lynn Ryan                                               0            0             0              0
John C. Ryan                                                 0            0             0              0
Michael D. Ryan                                              0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Katsunori Sago                           Japan               0            0             0              0
Pablo J. Salame                         Ecuador              0            0             0              0
Richard C. Salvadore                                         0            0             0              0
J. Michael Sanders                                           0            0             0              0
Allen Sangines-Krause                   Mexico             210            0           210              0
Richard A. Sapp                                              0            0             0              0
Neil I. Sarnak                                               0            0             0              0
Joseph Sassoon                          Israel               0            0             0              0
Atsuko Sato                              Japan               0            0             0              0
Masanori Sato                            Japan               0            0             0              0
Tsutomu Sato                             Japan             240            0           240              0
Muneer A. Satter                                             0            0             0              0
Marc P. Savini                                               0            0             0              0
Jonathan S. Savitz                                           0            0             0              0
Peter Savitz                                                 0            0             0              0
James E. Sawtell                          UK                 0            0             0              0
Paul S. Schapira                         Italy               0            0             0              0
P. Sheridan Schechner                                    1,000            0         1,000              0
Marcus Schenck                          Germany              0            0             0              0
Susan J. Scher                                               0            0             0              0
Gary B. Schermerhorn                                         0            0             0              0
Stephen M. Scherr                                            0            0             0              0
Mitchell I. Scherzer                    Canada               0            0             0              0
Peter Schiefer                          Germany              0            0             0              0
Howard B. Schiller                                           0            0             0              0
Erich P. Schlaikjer                                          0            0             0              0
Jeffrey W. Schroeder                                         0            0             0              0
Antoine Schwartz                        France               0            0             0              0
Eric S. Schwartz                                             0            0             0              0
Harvey M. Schwartz                                           0            0             0              0
Mark Schwartz                                                0            0             0              0
Thomas M. Schwartz                                           0        1,900(9)          0          1,900(9)
Patrick P. Scire                                             0            0             0              0
Steven M. Scopellite                                         0            0             0              0
David J. Scudellari                                          0            0             0              0
Charles B. Seelig, Jr.                                       0            0             0              0
Karen D. Seitz                                               0            0             0              0
Randolph Sesson, Jr.                                         0            0             0              0
Steven M. Shafran                                            0            0             0              0
Lisa M. Shalett                                              0            0             0              0
Richard S. Sharp                          UK                 0            0             0              0
John P. Shaughnessy                                          0            0             0              0
Mary Beth Shea                                               0            0             0              0
Robert J. Shea, Jr.                                          0            0             0              0
John S. Sheldon                                              0            0             0              0
David G. Shell                                               0            0             0              0
James M. Sheridan                                            0            0             0              0
Richard G. Sherlund                                          0            0             0              0


----------

(9)   Shared with family members.


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Michael S. Sherwood                       UK                 0            0             0              0
Masaru Shibata                           Japan               0            0             0              0
James Shim                                                   0            0             0              0
Abraham Shua                                                 0            0             0              0
Evan W. Siddall                        Canada/UK             0            0             0              0
Michael H. Siegel                                            0            0             0              0
Ralph J. Silva                                               0            0             0              0
Harry Silver                                                 0            0             0              0
Harvey Silverman                                             0            0             0              0
Howard A. Silverstein                                        0            0             0              0
Richard P. Simon                                             0            0             0              0
Victor R. Simone, Jr.                                        0            0             0              0
David T. Simons                                              0            0             0              0
Christine A. Simpson                                         0            0             0              0
Dinakar Singh                                                0            0             0              0
Ravi M. Singh                                                0            0             0              0
Ravi Sinha                             India/USA             0            0             0              0
Edward M. Siskind                                            0            0             0              0
Christian J. Siva-Jothy                   UK                 0            0             0              0
Mark F. Slaughter                                            0            0             0              0
Jeffrey S. Sloan                                             0            0             0              0
Linda J. Slotnick                                            0            0             0              0
Cody J Smith                                                 0        1,000(10)         0          1,000(10)
Derek S. Smith                                               0            0             0              0
Michael M. Smith                                             0            0             0              0
Sarah E. Smith                            UK                 0            0             0              0
Trevor A. Smith                           UK                 0            0             0              0
John E. Smollen                                              0            0             0              0
Randolph C. Snook                                            0            0             0              0
Jonathan S. Sobel                                            0            0             0              0
David M. Solomon                                             0            0             0              0
Judah C. Sommer                                              0            0             0              0
Theodore T. Sotir                                            0            0             0              0
Sergio E. Sotolongo                                          0            0             0              0
Vickrie C. South                                             0            0             0              0
Daniel L. Sparks                                             0            0             0              0
Marc A. Spilker                                              0            0             0              0
Daniel W. Stanton                                            0            0             0              0
Steven R. Starker                                            0            0             0              0
Keith G. Starkey                          UK                 0            0             0              0
Esta E. Stecher                                              0            0             0              0
Cathrine S. Steck                                            0            0             0              0
Fredric E. Steck                                             0            0             0              0
Robert K. Steel                                              0            0             0              0
Jean-Michel Steg                        France               0            0             0              0
Stuart L. Sternberg                                          0            0             0              0
Joseph P. Stevens                                            0            0             0              0
Raymond S. Stolz                                             0            0             0              0


----------

(10)  Shared with family members.


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Margaret E. Stone                                            0            0             0              0
Timothy T. Storey                       Canada               0            0             0              0
George C. Strachan                                           0            0             0              0
Fredrik J. Stromholm                    Sweden               0            0             0              0
Raymond B. Strong, III                                       0            0             0              0
Steven H. Strongin                                           0            0             0              0
Andrew J. Stuart                       Australia             0            0             0              0
Nobumichi Sugiyama                       Japan               0            0             0              0
Christopher P. Sullivan               USA/Ireland            0            0             0              0
Patrick Sullivan                                             0            0             0              0
Johannes R. Sulzberger                  Austria              0            0             0              0
Hsueh J. Sung                           Taiwan               0            0             0              0
George M. Suspanic                       Spain               0            0             0              0
Richard J. Sussman                                           0            0             0              0
Peter D. Sutherland S.C.                Ireland              0            0             0              0
Watanan Suthiwartnarueput              Thailand              0            0             0              0
Gary J. Sveva                                                0            0             0              0
Eric S. Swanson                                              0            0             0              0
Gene T. Sykes                                                0            0             0              0
Shahriar Tadjbakhsh                                          0            0             0              0
Ronald K. Tanemura                      UK/USA               0            0             0              0
Caroline H. Taylor                        UK                 0            0             0              0
John H. Taylor                                               0            0             0              0
Greg W. Tebbe                                                0            0             0              0
David H. Tenney                                              0            0             0              0
Kiyotaka Teranishi                       Japan               0            0             0              0
Mark R. Tercek                                               0            0             0              0
Donald F. Textor                                             0            0             0              0
John A. Thain                                                0            0             0              0
John L. Thornton                                             0            0             0              0
Timothy J. Throsby                     Australia             0            0             0              0
Nicolas F. Tiffou                       France               0            0             0              0
Jason A. Tilroe                                              0            0             0              0
Daisuke Toki                             Japan               0            0             0              0
Gary S. Tolchin                                              0            0             0              0
Peter K. Tomozawa                                            0            0             0              0
Massimo Tononi                           Italy               0            0             0              0
Brian J. Toolan                                              0            0             0              0
John R. Tormondsen                                           0            0             0              0
Leslie C. Tortora                                            0            0             0              0
John L. Townsend III                                         0            0             0              0
Mark J. Tracey                            UK                 0            0             0              0
Lawrence F. Trainor                                          0            0             0              0
Stephen S. Trevor                                            0            0             0              0
Byron D. Trott                                               0            0             0              0
Michael A. Troy                                              0            0             0              0
Daniel Truell                             UK                 0            0             0              0
Donald J. Truesdale                                          0            0             0              0
Robert B. Tudor III                                          0            0             0              0
Thomas E. Tuft                                               0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
John Tumilty                              UK                 0            0             0              0
Barry S. Turkanis                                            0            0             0              0
Malcolm B. Turnbull                    Australia             0            0             0              0
Christopher H. Turner                                        0            0             0              0
Gareth N. Turner                        Canada               0            0             0              0
Thomas B. Tyree, Jr.                                         0            0             0              0
Harkanwar Uberoi                         India               0            0             0              0
Eiji Ueda                                Japan               0            0             0              0
Kaysie P. Uniacke                                            0            0             0              0
Can Uran                                                     0            0             0              0
John E. Urban                                                0            0             0              0
Lucas van Praag                           UK                 0            0             0              0
Hugo H. Van Vredenburch             The Netherlands          0            0             0              0
Frederick G. Van Zijl                                        0            0             0              0
Lee G. Vance                                                 0            0             0              0
Ashok Varadhan                                               0            0             0              0
Corrado P. Varoli                       Canada               0            0             0              0
George F. Varsam                                             0            0             0              0
John J. Vaske                                                0            0             0              0
David A. Viniar                                              0            0             0              0
Barry S. Volpert                                             0            0             0              0
Casper W. Von Koskull                   Finland              0            0             0              0
David H. Voon                                                0            0             0              0
Robert T. Wagner                                             0            0             0              0
John E. Waldron                                              0            0             0              0
George H. Walker IV                                          0            0             0              0
Thomas B. Walker III                                         0            0             0              0
Robert P. Wall                                               0            0             0              0
Steven A. Wallace                         UK                 0            0             0              0
Berent A. Wallendahl                    Norway               0            0             0              0
Alastair J. Walton                   UK/Australia            0            0             0              0
David R. Walton                           UK                 0            0             0              0
Hsueh-Ming Wang                                              0            0             0              0
Patrick J. Ward                                              0            0             0              0
Michael W. Warren                         UK                 0            0             0              0
Haruko Watanuki                          Japan               0            0             0              0
Jerry T. Wattenberg                                          0            0             0              0
David M. Weil                                                0            0             0              0
Theodor Weimer                          Germany              0            0             0              0
John S. Weinberg                                             0            0             0              0
Peter A. Weinberg                                            0            0             0              0
Helge Weiner-Trapness                   Sweden               0            0             0              0
Gregg S. Weinstein                                           0            0             0              0
Scott R. Weinstein                                           0            0             0              0
Mark S. Weiss                                                0            0             0              0
George W. Wellde, Jr.                                        0            0             0              0
Christopher S. Wendel                                        0            0             0              0
Martin M. Werner                        Mexico               0            0             0              0
Richard T. Wertz                                             0            0             0              0
Lance N. West                                                0            0             0              0


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Matthew Westerman                         UK                 0            0             0              0
Barbara A. White                                             0            0             0              0
William Wicker                                               0            0             0              0
A. Carver Wickman                                            0            0             0              0
C. Howard Wietschner                                         0            0             0              0
David D. Wildermuth                                        386            0           386              0
Kevin L. Willens                                             0            0             0              0
Susan A. Willetts                                            0            0             0              0
Anthony G. Williams                       UK                 0            0             0              0
Christopher G. Williams                   UK                 0            0             0              0
Gary W. Williams                                             0            0             0              0
Thomas L. Williams                                           0            0             0              0
Todd A. Williams                                            90            0            90              0
John S. Willian                                              0            0             0              0
Kenneth W. Willman                                           0            0             0              0
Keith R. Wills                            UK                 0            0             0              0
Andrew F. Wilson                      New Zealand            0            0             0              0
Kendrick R. Wilson III                                       0            0             0              0
Kurt D. Winkelmann                                           0            0             0              0
Jon Winkelried                                               0            0             0              0
Steven J. Wisch                                              0            0             0              0
Michael S. Wishart                                           0            0             0              0
Richard E. Witten                                            0            0             0              0
William H. Wolf, Jr.                                         0            0             0              0
Melinda B. Wolfe                                             0            0             0              0
Tracy R. Wolstencroft                                        0            0             0              0
Jon A. Woodruf                                               0            0             0              0
Zi Wang Xu                        Canada/China (PRC)         0            0             0              0
Richard A. Yacenda                                           0            0             0              0
Tetsufumi Yamakawa                       Japan               0            0             0              0
Yasuyo Yamazaki                          Japan               0            0             0              0
Anne Yang                                                    0            0             0              0
Michael Y. Yao                                               0            0             0              0
Danny O. Yee                                                 0            0             0              0
Jaime E. Yordan                                              0            0             0              0
W. Thomas York, Jr.                                          0            0             0              0
Wassim G. Younan                        Lebanon              0            0             0              0
Paul M. Young                                                0            0             0              0
Richard M. Young                                             0            0             0              0
William J. Young                                             0            0             0              0
Michael J. Zamkow                                            0           55(11)         0             55(11)
Paolo Zannoni                            Italy               0            0             0              0
Yoel Zaoui                              France               0            0             0              0
Gregory Zenna                                                0            0             0              0
Gregory H. Zehner                                            0            0             0              0
Jide J. Zeitlin                                              0            0             0              0
Alphonse Zenna                                               0            0             0              0


----------

(11)  Shared with family members.


                                                        ITEM 7     ITEM 8           ITEM 9      ITEM 10
                                        ITEM 6           SOLE      SHARED            SOLE        SHARED
                                      CITIZENSHIP       VOTING     VOTING        DISPOSITIVE  DISPOSITIVE
                                    (UNITED STATES     POWER OF   POWER OF         POWER OF      POWER
        ITEM 1                     UNLESS OTHERWISE    UNCOVERED  UNCOVERED       UNCOVERED   OF UNCOVERED
NAMES OF REPORTING PERSONS            INDICATED)        SHARES     SHARES           SHARES       SHARES
--------------------------            ----------        ------     ------           ------       ------
Joan H. Zief                                                 0            0             0              0
Joseph R. Zimmel                                             0            0             0              0
James P. Ziperski                                            0            0             0              0
Barry L. Zubrow                                              0            0             0              0
Mark A. Zurack                                               0            0             0              0

Shares held by 100 private
charitable foundations
established by 100 Covered
Persons each of whom is a
co-trustee of one or more of
such private charitable
foundations(12)                           N/A                0    2,165,504             0      2,165,504


----------

(12) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
TRUSTS
------
120 Broadway Partners                       New Jersey           0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Kipp M. Nelson Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2001 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2001 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Abby Joseph Cohen 2001 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2001 Annuity
    Trust II                                                     0             0             0              0
A.C. Trust                                                       0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust                                0             0             0              0
The Alexis Blood 2000 Trust                                      0             0             0              0
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust                                  Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                             0             0             0              0
The Andrew M. Alper 2000 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Alper 2001 Annuity
    Trust I                                                      0             0             0              0
The Andrew M. Gordon 2000 Family Trust                           0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                    0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    6/26/2001                                                    0             0             0              0
The Anne R. Witten 2000 Trust                                    0             0             0              0
The Anne Sullivan Wellde 2000 Trust                              0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                      0             0             0              0
The Anthony D. Lauto 2000 Family Trust                           0             0             0              0
The Anthony D. Lauto 2001 Annuity
    Trust I                                                      0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                             Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000            Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                             0             0             0              0
The Avi M. Nash 2000 Family Trust                                0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Avi M. Nash 2001 Annuity Trust I                             0             0             0              0
The Bari Marissa Schwartz 2000 Trust                             0             0             0              0
Barry A. Kaplan 2000 Family Trust                                0             0             0              0
Barry A. Kaplan 2000 GRAT                                        0             0             0              0
Barry A. Kaplan 2001 GRAT                                        0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                      0             0             0              0
The Barry L. Zubrow 2000 Family Trust                            0             0             0              0
The Barry L. Zubrow 2001 Annuity
    Trust I

The Beller/Moses Trust                                           0             0             0              0
The Benjamin H. Sherlund 2000 Trust                              0             0             0              0
The Benjamin Kraus 2000 Trust                                    0             0             0              0
The Bradford C. Koenig 2001 Annuity
    Trust I                                                      0             0             0              0
The Bradford C. Koenig 2001 Family
    Trust                                                        0             0             0              0
The Bradley Abelow Family 2000 Trust                             0             0             0              0
Brian Patrick Minehan 2001 Trust                                 0             0             0              0
The Caceres Novogratz Family Trust                               0             0             0              0
The Carlos A. Cordeiro Trust                                     0             0             0              0
The Charlotte Steel 2000 Trust                                   0             0             0              0
The Charlotte Textor 2000 Trust                                  0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                      0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                        0             0             0              0
The Christopher A. Cole 2001 Annuity
    Trust I                                                      0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                        0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                        0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                        0             0             0              0
The Cody J Smith 2000 Annuity Trust I                            0             0             0              0
The Cody J Smith 2000 Family Trust                               0             0             0              0
The Cody J Smith 2001 Annuity Trust I

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Connie K. Duckworth 2000 Annuity
    Trust I                                                      0             0             0              0
The Connie K. Duckworth 2000 Family
    Trust                                                        0             0             0              0
The Corzine Blind Trust                                          0             0             0              0
The Daniel Alexander Schwartz 2000
    Trust                                                        0             0             0              0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel M. Neidich 2001 Annuity
    Trust I

The Daniel W. Stanton 2000 Annuity
    Trust I                                                      0             0             0              0
The Daniel W. Stanton II 2000 Trust                              0             0             0              0
The Daniel W. Stanton 2001 Annuity
    Trust I                                                      0             0             0              0
The Danny O. Yee Trust                                           0             0             0              0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                    Pennsylvania          0             0             0              0
The David B. Ford 2001 Annuity Trust
    DTD as of 3/26/2001                    Pennsylvania          0             0             0              0
The David B. Heller 2000 Annuity
    Trust I                                                      0             0             0              0
The David B. Heller 2000 Family Trust                            0             0             0              0
The David G. Lambert 2000 Annuity
    Trust I                                                      0             0             0              0
The David G. Lambert 2000 Family Trust                           0             0             0              0
The David G. Lambert 2001 Annuity
    Trust I                                                      0             0             0              0
The David L. Henle 2000 Annuity Trust
    I                                                            0             0             0              0
The David L. Henle 2000 Family Trust                             0             0             0              0
The David L. Henle 2001 Annuity Trust
    I                                                            0             0             0              0
The David M. Baum Family 2000 Trust         New Jersey           0             0             0              0
The David Viniar 2000 Annuity Trust I                            0             0             0              0
The David Viniar 2001 Annuity Trust I                            0             0             0              0
The David W. Blood 2000 Annuity Trust
    I                                                            0             0             0              0
The David W. Blood 2001 Annuity Trust
    I                                                            0             0             0              0
The Donald F. Textor 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Donald F. Textor 2001 Annuity
    Trust I                                                      0             0             0              0
The Douglas W. Kimmelman Trust                                   0             0             0              0
The E. Gerald Corrigan 2001 Annuity
    Trust I                                                      0             0             0              0
The Eaddy Adele Kiernan 2000 Trust                               0             0             0              0
The Edward C. Forst 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward C. Forst 2000 Family Trust                            0             0             0              0
The Edward C. Forst 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2000 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Annuity
    Trust I                                                      0             0             0              0
The Edward Scott Mead 2001 Trust                                 0             0             0              0
Eff Warren Martin 2000 Children's
    Trust                                   California           0             0             0              0
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust                  California           0             0             0              0
Eff Warren Martin 2001 Grantor
    Retained Annuity Trust                  California           0             0             0              0
The Elizabeth Anne Corrigan 2000 Trust                           0             0             0              0
The Elizabeth H. Coulson 2000 Trust                              0             0             0              0
The Elizabeth L. Heller 2000 Trust                               0             0             0              0
The Elizabeth Lin Mead 2000 Trust                                0             0             0              0
The Elizabeth M. Stanton 2000 Trust                              0             0             0              0
The Elizabeth Steel 2000 Trust                                   0             0             0              0
The Ellie Dorit Neustein 2000 Trust                              0             0             0              0
The Emily Austen Katz 2000 Trust                                 0             0             0              0
The Emily Stecher 2000 Trust                                     0             0             0              0
The Emma M.L. Mead 2000 Trust                                    0             0             0              0
The Eric Fithian 2000 Trust                                      0             0             0              0
The Erin Marie Tormondsen 2000 Trust                             0             0             0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                      0             0             0              0
The Esta Eiger Stecher 2001 Annuity
    Trust I                                                      0             0             0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Francis J. Ingrassia 2000 Family
    Trust                                                        0             0             0              0
The Francis J. Ingrassia 2001 Annuity
    Trust I                                                      0             0             0              0
The Frank L. Coulson III 2000 Trust                              0             0             0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                      0             0             0              0
The Fredric E. Steck 2000 Family Trust                           0             0             0              0
The Fredric E. Steck 2001 Annuity
    Trust I                                                      0             0             0              0
Gary D. Cohn 2000 Family Trust                                   0             0             0              0
Gary D. Cohn 2000 GRAT                                           0             0             0              0
The Gary Tolchin 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Gary Tolchin 2001 Family Trust          New Jersey           0             0             0              0
The Gary W. Williams 2001 Trust                                  0             0             0              0
The Gene Tiger Sykes 2001 Annuity
    Trust I                                                      0             0             0              0
The Gene Tiger Sykes 2001 Family Trust                           0             0             0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                        0             0             0              0
The George H. Walker 2000 Annuity
    Trust I                                                      0             0             0              0
The George H. Walker 2000 Family Trust                           0             0             0              0
The George H. Walker 2001 Annuity
    Trust I                                                      0             0             0              0
The George W. Wellde, Jr. 2000
    Annuity Trust I                                              0             0             0              0
The George W. Wellde, Jr. 2001
    Annuity Trust I                                              0             0             0              0
The George William Wellde, III 2000
    Trust                                                        0             0             0              0
Ghez 2000 GRAT                                                   0             0             0              0
Ghez 2000 Non-GST-Exempt Trust                                   0             0             0              0
The Girish V. Reddy 2001 Trust                                   0             0             0              0
The Girish V. Reddy Trust                                        0             0             0              0
The Goldenberg 2000 Annuity Trust I                              0             0             0              0
The Goldenberg 2000 Family Trust                                 0             0             0              0
The Greg M. Ostroff 2000 Annuity
    Trust I                                                      0             0             0              0
The Greg M. Ostroff 2000 Family Trust                            0             0             0              0
The Greg M. Ostroff 2001 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Gregory H. Zehner 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory H. Zehner 2000 Family
    Trust                                                        0             0             0              0
The Gregory K. Palm 2000 Annuity
    Trust I                                                      0             0             0              0
The Gregory K. Palm 2000 Family Trust                            0             0             0              0
The Gregory K. Palm 2001 Annuity
    Trust I                                                      0             0             0              0
The Guapulo Trust                             Jersey             0             0             0              0
The Harvey Silverman 2001 Family Trust                           0             0             0              0
The Harvey Silverman 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Howard A. Silverstein 2000
    Annuity Trust I                                              0             0             0              0
The Howard A. Silverstein 2000 Family
    Trust                                                        0             0             0              0
The Howard A. Silverstein 2001
    Annuity Trust I                                              0             0             0              0
The Howard B. Schiller 2000 Annuity
    Trust I                                                      0             0             0              0
The Howard B. Schiller 2001 Annuity
    Trust I                                                      0             0             0              0
The Isabelle M.L. Mead 2000 Trust                                0             0             0              0
The J. David Rogers 2000 Annuity
    Trust I                                                      0             0             0              0
The J. David Rogers 2001 Annuity
    Trust I                                                      0             0             0              0
The James Alexander Mead 2000 Trust                              0             0             0              0
The James M. Sheridan Trust                                      0             0             0              0
The James Nicholas Katz 2000 Trust                               0             0             0              0
James P. Riley, Jr. 2000 Family Trust                            0             0             0              0
James P. Riley, Jr. 2000 GRAT                                    0             0             0              0
James P. Riley, Jr. 2001 GRAT                                    0             0             0              0
The Jason Kraus 2000 Trust                      UK               0             0             0              0
The Jason William Tortora 2000 Trust                             0             0             0              0
The Jeffrey D. Witten 2000 Trust                                 0             0             0              0
The Jennifer Lauren Alper 2000 Trust                             0             0             0              0
JG 2000 Trust                                                    0             0             0              0
JG 2000 Trust (continuing trust)                                 0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
JG 2001 GRAT                                                     0             0             0              0
The John A. Thain Trust                                          0             0             0              0
The John J. Powers 2000 Family Trust                             0             0             0              0
The John L. Townsend, III 2000
    Annuity Trust I                                              0             0             0              0
The John L. Townsend, III 2001
    Annuity Trust I                                              0             0             0              0
The John Minio 2001 Grantor Retained
    Annuity Trust                           New Jersey           0             0             0              0
The John Minio 2001 Family Trust            New Jersey           0             0             0              0
The John O. Downing 2000 Annuity
    Trust I                                                      0             0             0              0
The John O. Downing 2000 Family Trust                            0             0             0              0
The John O. Downing 2001 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Annuity
    Trust I                                                      0             0             0              0
The John P. Curtin, Jr. 2000 Family
    Trust                                                        0             0             0              0
The John P. Curtin, Jr. 2001 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen 2000 Annuity
    Trust I                                                      0             0             0              0
The John R. Tormondsen, Jr. 2000 Trust                           0             0             0              0
The John S. Weinberg 2000 Annuity
    Trust I                                                      0             0             0              0
The John S. Weinberg 2000 Family Trust                           0             0             0              0
The John S. Weinberg 2001 Annuity
    Trust I                                                      0             0             0              0
The Jonathan G. Neidich 2000 Trust                               0             0             0              0
The Jonathan M. Lopatin 2000 Annuity
    Trust I                                                      0             0             0              0
The Jonathan M. Lopatin 2001 Annuity
    Trust I                                                      0             0             0              0
The Jordan Viniar 2000 Trust                                     0             0             0              0
The Joseph Della Rosa 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph Della Rosa 2000 Family
    Trust                                                        0             0             0              0
The Joseph Della Rosa 2001 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Annuity
    Trust I                                                      0             0             0              0
The Joseph H. Gleberman 2000 Family
    Trust                                                        0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Joseph H. Gleberman 2001 Annuity
    Trust I                                                      0             0             0              0
The Karen Barlow Corrigan 2000 Trust                             0             0             0              0
The Karen Rebecca Alper 2000 Trust                               0             0             0              0
The Karsten Moller & Barbara
    Kahn-Moller Trust                         Jersey             0             0             0              0
The Katherine A.M. Stanton 2000 Trust                            0             0             0              0
The Katheryn C. Coulson 2000 Trust                               0             0             0              0
The Kathryn Margaret Wellde 2000 Trust                           0             0             0              0
The Kelsey Fithian 2000 Trust                                    0             0             0              0
The Kenneth Litzenberger 2000 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Kenneth Litzenberger Remainder
    Trust                                                        0             0             0              0
The Kevin W. Kennedy 2000 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2000 Family Trust                           0             0             0              0
The Kevin W. Kennedy 2001 Annuity
    Trust I                                                      0             0             0              0
The Kevin W. Kennedy 2001 Siblings
    Trust                                                        0             0             0              0
The Kimberly Lynn Macaione 2000 Trust                            0             0             0              0
The Kimberly R. Textor 2000 Trust                                0             0             0              0
The Kipp M. Nelson Trust                                         0             0             0              0
The Kuala Trust                               Jersey             0             0             0              0
The Kyle F. Textor 2000 Trust                                    0             0             0              0
The Lauren Schiller 2000 Trust                                   0             0             0              0
The Lawrence R. Buchalter 2000
    Annuity Trust I                                              0             0             0              0
The Lawrence R. Buchalter 2000 Family
    Trust                                                        0             0             0              0
The Lawrence R. Buchalter 2001
    Annuity Trust I                                              0             0             0              0
The Lee G. Vance 2000 Annuity Trust I                            0             0             0              0
The Lee G. Vance 2000 Family Trust                               0             0             0              0
The Lee G. Vance 2001 Annuity Trust I                            0             0             0              0
The Leslie C. Tortora 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Leslie C. Tortora 2001 Annuity
    Trust I                                                      0             0             0              0
Lloyd C. Blankfein 2000 Family Trust                             0             0             0              0
Lloyd C. Blankfein 2000 GRAT                                     0             0             0              0
The Lloyd C. Blankfein 2001 Annuity
    Trust I                                                      0             0             0              0
The Louise Rice Townsend 2000 Trust                              0             0             0              0
M. Roch Hillenbrand Trust f/b/o C.
    Justin Hillenbrand                      New Jersey           0             0             0              0
M. Roch Hillenbrand Trust f/b/o Molly
    D. Hillenbrand                          New Jersey           0             0             0              0
The Mallory G. Neidich 2000 Trust                                0             0             0              0
The Marc A. Spilker 2000 Family Trust                            0             0             0              0
The Mark A. Zurack 2000 Annuity Trust
    I                                                            0             0             0              0
The Mark A. Zurack 2000 Family Trust                             0             0             0              0
The Mark A. Zurack 2000 Issue Trust                              0             0             0              0
The Mark A. Zurack 2001 Annuity Trust
    I                                                            0             0             0              0
Mark Dehnert Living Trust                    Illinois            0             0             0              0
The Mark Schwartz 2000 Annuity Trust I                           0             0             0              0
The Mark Schwartz 2001 Annuity Trust I                           0             0             0              0
The Mark Tercek 2000 Annuity Trust I                             0             0             0              0
The Mark Tercek 2000 Family Trust                                0             0             0              0
The Mark Tercek 2001 Annuity Trust I                             0             0             0              0
Marks 2000                                                       0             0             0              0
Marks 2000 (continuing trust)                                    0             0             0              0
The Mary Agnes Reilly Kiernan 2000
    Trust                                                        0             0             0              0
The Mary Ann Casati Trust                                        0             0             0              0
The Matthew D. Rogers 2000 Trust                                 0             0             0              0
The Maya Bettina Linden 2000 Trust                               0             0             0              0
Melissa Jane Minehan 2001 Trust                                  0             0             0              0
The Merritt Moore Townsend 2000 Trust                            0             0             0              0
The Mesdag Family Trust                      Delaware            0             0             0              0
The Michael A. Price 2000 Annuity
    Trust I                                                      0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Michael A. Price 2000 Family Trust                           0             0             0              0
The Michael D. Ryan 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael D. Ryan 2000 Family Trust                            0             0             0              0
The Michael D. Ryan 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2000 Family
    Trust                                                        0             0             0              0
The Michael J. Zamkow 2001 Annuity
    Trust I                                                      0             0             0              0
The Michael J. Zamkow 2001 Trust                                 0             0             0              0
The Michael Stecher 2000 Trust                                   0             0             0              0
The Milton R. Berlinski 2000 Annuity
    Trust I                                                      0             0             0              0
The Milton R. Berlinski 2001 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Annuity
    Trust I                                                      0             0             0              0
The Mossavar-Rahmani 2000 Family Trust                           0             0             0              0
Murphy 2000                                                      0             0             0              0
Murphy 2000 (continuing trust)                                   0             0             0              0
Murphy 2001 GRAT                                                 0             0             0              0
The Natalie Cailyn Rogers 2000 Trust                             0             0             0              0
The Nicole Schiller 2000 Trust                                   0             0             0              0
The Patrick J. Ward 2001 Trust                                   0             0             0              0
The Patrick Scire 2001 Grantor
    Retained Annuity Trust                  New Jersey           0             0             0              0
The Patrick Scire 2001 Family Trust         New Jersey           0             0             0              0
The Peter C. Gerhard 2000 Annuity
    Trust I                                                      0             0             0              0
The Peter C. Gerhard 2000 Family Trust                           0             0             0              0
The Peter C. Gerhard 2001 Annuity
    Trust I                                                      0             0             0              0
The Peter D. Kiernan, III 2000
    Annuity Trust I                                              0             0             0              0
The Peter Kiernan IV 2000 Trust                                  0             0             0              0
The Peter D. Kiernan, III 2001
    Annuity Trust I                                              0             0             0              0
The Peter S. Kraus 2000 Annuity Trust
    I                                                            0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Peter S. Kraus 2001 Annuity Trust
    I                                                            0             0             0              0
The Philip D. Murphy 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip D. Murphy 2000 Family Trust                           0             0             0              0
The Philip D. Murphy 2001 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2000 Annuity
    Trust I                                                      0             0             0              0
The Philip Darivoff 2001 Annuity
    Trust I                                                      0             0             0              0
The Rachel M. Darivoff 2000 Trust                                0             0             0              0
The Ralph F. Rosenberg 2000 Annuity
    Trust I                                                      0             0             0              0
The Ralph F. Rosenberg 2000 Family
    Trust                                                        0             0             0              0
The Ralph F. Rosenberg 2001 Annuity
    Trust I                                                      0             0             0              0
Randal M. Fippinger-Millennium Trust                             0             0             0              0
The Randolph L. Cowen 2000 Family
    Trust                                                        0             0             0              0
The Randy Frankel 2001 Family Trust                              0             0             0              0
The Randy Frankel 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
Rayas Trust                                   Jersey             0             0             0              0
The Rebecca Viniar 2000 Trust                                    0             0             0              0
The Richard A. Friedman 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Friedman 2000 Family
    Trust                                                        0             0             0              0
The Richard A. Sapp 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard A. Sapp 2000 Family Trust                            0             0             0              0
The Richard A. Sapp 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard E. Witten 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2000 Annuity
    Trust I                                                      0             0             0              0
The Richard G. Sherlund 2001 Annuity
    Trust I                                                      0             0             0              0
The Richard Hogan 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Richard Hogan 2001 Family Trust                              0             0             0              0
Robert A. Fippinger, Jr.-Millennium
    Trust                                                        0             0             0              0
The Robert B. Litterman 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Litterman 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Litterman 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert B. Morris III 2000 Family
    Trust                                                        0             0             0              0
The Robert B. Morris III 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Hurst 2000 Family Trust                            0             0             0              0
The Robert J. Hurst 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Katz 2000 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Katz 2001 Annuity Trust
    I                                                            0             0             0              0
The Robert J. O'Shea 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert J. O'Shea 2000 Family Trust                           0             0             0              0
The Robert J. O'Shea 2001 Annuity
    Trust I                                                      0             0             0              0
The Robert J. Pace 2000 Annuity Trust
    I                                                            0             0             0              0
The Robert J. Pace 2000 Family Trust                             0             0             0              0
The Robert J. Pace 2001 Annuity Trust
    I                                                            0             0             0              0
The Robert K. Steel 2000 Annuity
    Trust I                                                      0             0             0              0
The Robert K. Steel 2001 Annuity
    Trust I                                                      0             0             0              0
The Robin Neustein 2000 Annuity Trust
    I                                                            0             0             0              0
The Robin Neustein 2001 Annuity Trust
    I                                                            0             0             0              0
The Samantha Schiller 2000 Trust                                 0             0             0              0
The Sarah B. Lopatin 2000 Trust                                  0             0             0              0
The Sarah Delacy Kiernan 2000 Trust                              0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Sarah M. Darivoff 2000 Trust                                 0             0             0              0
The Sarah Rose Berlinski 2000 Trust                              0             0             0              0
The Scott B. Kapnick 2000 Annuity
    Trust I                                                      0             0             0              0
The Scott B. Kapnick 2000 Family Trust                           0             0             0              0
The Scott B. Kapnick 2001 Annuity
    Trust I                                                      0             0             0              0
Scott M. Pinkus 2000 Family Trust           New Jersey           0             0             0              0
Scott M. Pinkus 2000 GRAT                   New Jersey           0             0             0              0
The Scott S. Prince Trust                                        0             0             0              0
The Sharmin Mossavar-Rahmani 2001
    Annuity Trust I                                              0             0             0              0
The Stephen M. Neidich 2000 Trust                                0             0             0              0
The Steven J. Wisch 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven J. Wisch 2001 Family Trust                            0             0             0              0
The Steven M. Heller, Jr. 2000 Trust                             0             0             0              0
The Steven T. Mnuchin 2000 Annuity
    Trust I                                                      0             0             0              0
The Steven T. Mnuchin 2000 Family
    Trust                                                        0             0             0              0
The Steven T. Mnuchin 2001 Annuity
    Trust I                                                      0             0             0              0
The Steven Starker 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Steven Starker 2001 Family Trust                             0             0             0              0
The Stuart Mark Rothenberg 2000
    Annuity Trust I                                              0             0             0              0
The Stuart Mark Rothenberg 2000
    Family Trust                                                 0             0             0              0
The Stuart Mark Rothenberg 2001
    Annuity Trust I                                              0             0             0              0
The Stuart Sternberg 2001 Grantor
    Retained Annuity Trust                                       0             0             0              0
The Stuart Sternberg 2001 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2000 Annuity
    Trust I                                                      0             0             0              0
The Terence M. O' Toole 2000 Family
    Trust                                                        0             0             0              0
The Terence M. O' Toole 2001 Annuity
    Trust I                                                      0             0             0              0
The Tess Augusta Linden 2000 Trust                               0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
The Thomas J. Healey 2001 Annuity
    Trust                                   New Jersey           0             0             0              0
The Thomas K. Montag 2000 Annuity
    Trust I                                                      0             0             0              0
The Thomas K. Montag 2000 Family Trust                           0             0             0              0
The Thomas K. Montag 2001 Annuity
    Trust I                                                      0             0             0              0
The Tracy Richard Wolstencroft 2000
    Annuity Trust I                                              0             0             0              0
The Tracy Richard Wolstencroft 2000
    Family Trust                                                 0             0             0              0
The Tracy Richard Wolstencroft 2001
    Annuity Trust I                                              0             0             0              0
Trust for the benefit of David Ford,
    Jr. under Indenture of Trust B of
    David B. Ford dated 6/16/00            Pennsylvania          0             0             0              0
Trust for the benefit of Jamie Ford
    under Indenture of Trust B of
    David B. Ford dated as of 6/16/00      Pennsylvania          0             0             0              0
Trust for the benefit of Megan H.
    Hagerty u/a DTD 3/26/01                 New Jersey           0             0             0              0
Trust for the benefit of Thomas
    Jeremiah Healey u/a DTD 3/26/01         New Jersey           0             0             0              0
Trust u/w James Kellogg III                 New Jersey           0             0             0              0
The Unicorn Trust                               UK               0             0             0              0
Vyrona Trust                                  Jersey             0             0             0              0
The William C. Sherlund 2000 Trust                               0             0             0              0
The William Keith Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The William Keith Litzenberger
    Remainder Trust                                              0             0             0              0
The Zachariah Cobrinik 2000 Annuity
    Trust I                                                      0             0             0              0
Zachariah Cobrinik 2001 Annuity Trust
    I                                                            0             0             0              0
Zachariah Cobrinik 2001 Family Trust                             0             0             0              0
The Zachariah Cobrinik Family 2000
    Trust                                                        0             0             0              0

PARTNERSHIPS

ALS Investment Partners, L.P.                Delaware            0             0             0              0
Beech Associates, L.P.                       Delaware            0             0             0              0
Bermuda Partners, L.P.                       Delaware            0             0             0              0
Crestley, L.P.                               Delaware            0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
EPG Associates, L.P.                                             0             0             0              0
Greenley Partners, L.P.                      Delaware            0             0             0              0
 Harris Capital Partners, Limited

    Partnership                              Delaware            0             0             0              0
HEMPA Limited Partnership                    Delaware            0             0             0              0
JSS Investment Partners, L.P.                Delaware            0             0             0              0
The Litzenberger Family Limited
    Partnership                              Delaware            0             0             0              0
Mesdag Family Limited Partnership            Delaware            0             0             0              0
Mijen Family Partnership                     Illinois            0             0             0              0
Opatrny Investment Partners, L.P.            Delaware            0             0             0              0
Rantz GS Investment Partners, L.P.           Delaware            0             0             0              0
The Rizner Family Limited Partnership        Illinois            0             0             0              0
Savitz Investment Partners, L.P.             Delaware            0             0             0              0
Silverman Partners, L.P.                     Delaware            0             0             0              0
Stone Gate GS Partners, L.P.                 Delaware            0             0             0              0
Trott GS Investment Partners, L.P.           Delaware            0             0             0              0
Tuft GS Investment Partners, L.P.            Delaware            0             0             0              0
Ward Investment Partners, L.P.               Delaware            0             0             0              0
Windy Hill Investment Company II, L.P.       Delaware            0             0             0              0
Winkelried Investment Partners, L.P.         Delaware            0             0             0              0

LIMITED LIABILITY COMPANIES

The Gary Tolchin Family LLC                  Delaware            0             0             0              0
The George Varsam Family LLC                 Delaware            0             0             0              0
The James Coufos Family LLC                  Delaware            0             0             0              0
The John Minio Family LLC                    Delaware            0             0             0              0
The Lawrence Cohen Family LLC                Delaware            0             0             0              0
The Lawrence Trainor Family LLC              Delaware            0             0             0              0
The Patrick Scire Family LLC                 Delaware            0             0             0              0
The Raymond Murphy Family LLC                Delaware            0             0             0              0
The Rebecca Amitai Family LLC                Delaware            0             0             0              0
The Richard Hogan Family LLC                 Delaware            0             0             0              0
The Stephen Levick Family LLC                Delaware            0             0             0              0
The Steven Starker Family LLC                Delaware            0             0             0              0
The Stuart Sternberg Family LLC              Delaware            0             0             0              0
The Thomas Gravina Family LLC                Delaware            0             0             0              0
The Thomas Williams Family LLC               Delaware            0             0             0              0
The Todd Christie Family LLC                 Delaware            0             0             0              0

CORPORATIONS

Anahue Limited                                Jersey             0             0             0              0
Guapulo Holdings Limited                      Jersey             0             0             0              0
HJS2 Limited                              Cayman Islands         0             0             0              0

                                              ITEM 6                         ITEM 8        ITEM 9        ITEM 10
                                             PLACE OF          ITEM 7        SHARED         SOLE         SHARED
                                        ORGANIZATION (NEW   SOLE VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                           YORK UNLESS        POWER OF      POWER OF      POWER OF      POWER OF
                ITEM 1                      OTHERWISE        UNCOVERED     UNCOVERED     UNCOVERED      UNCOVERED
      NAMES OF REPORTING PERSONS            INDICATED)         SHARES        SHARES        SHARES        SHARES
-------------------------------------   -----------------   -----------    ---------    -----------    -----------
IAT Reinsurance Syndicate Ltd.               Bermuda             0             0             0              0
Majix Limited                                 Jersey             0             0             0              0
Melalula Limited                              Jersey             0             0             0              0
RJG Holding Company                       Cayman Islands         0             0             0              0
Robinelli Limited                             Jersey             0             0             0              0
Vyrona Holdings Limited                       Jersey             0             0             0              0
Zurrah Limited                                Jersey             0             0             0              0

         This Amendment No. 22 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 22 is being filed primarily because certain Covered Persons (as defined below) have in the aggregate disposed of shares of Common Stock (as defined below) in an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         According to the separate Schedules 13D and amendments thereto filed by SMBC Capital Markets, Inc. (formerly Sumitomo Bank Capital Markets, Inc.) ("SMBC") and Kamehameha Activities Association ("KAA"), each of SMBC and KAA disposed of all of its shares of Common Stock on January 7, 2002. All information contained in this Schedule relating to SMBC and KAA has been included based upon information provided by SMBC and KAA; the separate Schedules 13D filed by SMBC and KAA and any amendments thereto should be referred to for information relating to SMBC and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership, limited liability company or corporation created by or for an Individual Covered Person for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). Each Covered Person listed in Appendix A under the caption "Limited Liability Companies" (a "Limited Liability Covered Person") is a limited liability company of which an Individual Covered Person is a managing member. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK LLC (the "SLK Covered Persons") acquired certain Covered Shares in exchange for their interests in SLK LLC (together with its subsidiaries and affiliates,

"SLK"); (iv) the former members of Benjamin Jacobson & Sons, LLC (the "Jacobson Covered Persons") acquired certain Covered Shares in exchange for their interests in Benjamin Jacobson & Sons, LLC ("Jacobson"); (v) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (vi) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; and (vii) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons, the Jacobson Covered Persons and the Transferee Covered Persons, acquired certain Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired certain Covered Shares in connection with the combination of GS Inc. with SLK and through certain employee compensation, benefit or similar plans of GS Inc. The Jacobson Covered Persons acquired certain Covered Shares in connection with the acquisition by GS Inc. of Jacobson and through certain employee compensation, benefit or similar plans of GS Inc. The Transferee Covered Persons acquired their Covered Shares from other Individual Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and certain former direct and indirect owners of Hull and SLK to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). During GS Inc.'s fiscal quarter ending February 22, 2002, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of 11,783,719 shares for all Covered Persons). These sales commenced on January 2, 2002 and an aggregate of 7,224,732 Covered Shares had been sold as of January 29, 2002, as described in Annex E. Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule. The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (an "SLK Member Agreement"), between such SLK Covered Person and GS Inc. In the case of each Jacobson Covered Person, certain of the provisions and restrictions discussed below are set forth in a Member Agreement, dated as of January 26, 2001 (the "Jacobson Member Agreement" and, together with the SLK Member Agreement, the "Member Agreements"), between such Jacobson Covered Person and GS Inc. The forms of the Member Agreements are filed as Exhibits to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer

Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull, the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK and the Covered Shares acquired by the Jacobson Covered Persons in exchange for their interests in Jacobson. Under these restrictions, each such PMD, Hull Covered Person, SLK Covered Person and Jacobson Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons and the SLK Covered Persons, the board of directors waived the Partner Transfer Restrictions to permit the Charitable Donations described in Annex E, and to permit the sale of up to an aggregate of 11,783,719 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending February 22, 2002 under the Rule 144 Program described in Item 4 and in Annex C hereto (of which 7,224,732 Covered Shares had been sold as of January 29, 2002).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Employee Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, an Employee Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations and certain transfers to Estate Planning Covered Persons who are trusts, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by the relevant Estate Planning Covered Person. In addition, each transferring Covered Person in these transfers was required to pledge the capital stock or trust interests, as applicable, of the relevant Estate Planning Covered Person to GS Inc. in order to further secure the transferring Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s combination with SLK and acquisition of Jacobson, each SLK Covered Person or Jacobson Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's or Jacobson Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of each pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001 and January 9, 2002, GS Inc. entered into a Registration Rights Instrument and three substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

           Exhibit                           Description
           -------                           -----------
              A.            Shareholders' Agreement, dated as of May 7, 1999
                            (incorporated by reference to Exhibit A to the
                            Schedule 13D filed May 17, 1999 (File No. 005-56295)
                            (the "Initial Schedule 13D")).

              B.            Form of Agreement Relating to Noncompetition and
                            Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form
                            S-1 (File No. 333-74449) filed by The Goldman Sachs
                            Group, Inc.).

              C.            Form of Pledge Agreement (the "IPO Pledge
                            Agreement") (incorporated by reference to Exhibit
                            10.21 to the registration statement on Form S-1
                            (File No. 333-74449) filed by The Goldman Sachs
                            Group, Inc.).

              D.            Form of Amendment No. 1 to the IPO Pledge Agreement
                            (filed as Exhibit E), dated July 10, 2000
                            (incorporated by reference to Exhibit F to Amendment
                            No. 4 to the Initial Schedule 13D, filed July 11,
                            2000 (File No. 005-56295)).

              E.            Registration Rights Instrument, dated as of December
                            10, 1999 (incorporated by reference to Exhibit G to
                            Amendment No. 1 to the Initial Schedule 13D, filed
                            December 17, 1999 (File No. 005-56295)).

              F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                            Schedule 13D, filed December 17, 1999 (File No.
                            005-56295)).

              G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The
                            Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial
                            Schedule 13D, filed June 21, 2000 (File No.
                            005-56295)).

              H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs
                            Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                            005-56295)).

              I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed
                            June 30, 2000 (File No. 005-56295)).

              J. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule
                            13D, filed June 30, 2000 (File No. 005-56295)).

              K. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule
                            13D, filed June 30, 2000 (File No. 005-56295)).

              L.            Form of Guarantee and Pledge Agreement for non-U.S.
                            corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

              M. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule
                            13D, filed June 30, 2000 (File No. 005-56295)).

           Exhibit                           Description
           -------                           -----------

              N. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                            005-56295)).

              O.            Form of Counterpart to Shareholders' Agreement for
                            Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                            005-56295)).

              P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule
                            13D, filed August 2, 2000 (File No. 005-56295)).

              Q. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule
                            13D, filed August 2, 2000 (File No. 005-56295)).

              R.            Underwriting Agreement (U.S. Version), dated as of
                            August 1, 2000 (incorporated by reference to Exhibit
                            T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

              S. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                            005-56295)).

              T. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule
                            13D, filed August 2, 2000 (File No. 005-56295)).

              U.            Form of Power of Attorney to be executed by Covered
                            Persons participating in the Rule 144 Program
                            (incorporated by reference to Exhibit W to Amendment
                            No. 8 to the Initial Schedule 13D, filed September
                            25, 2000 (File No. 005-56295)).

              V. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial
                            Schedule 13D, filed March 29, 2001 (File No.
                            005-56295)).

              W. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK
                            Covered Person (incorporated by reference to Exhibit
                            Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

              X.            Form of Pledge Agreement, dated as of October 31,
                            2000, between GS Inc. and each SLK Covered Person
                            (incorporated by reference to Exhibit Z to Amendment
                            No. 10 to the Initial Schedule 13D, filed November
                            3, 2000 (File No. 005-56295)).

              Y. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial
                            Schedule 13D, filed January 23, 2001 (File No.
                            005-56295)).

              Z.            Form of Member Agreement, dated as of January 26,
                            2001, between GS Inc. and each Jacobson Covered
                            Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
                            March 28, 2001 (File No. 005-56295)).

           Exhibit                           Description
           -------                           -----------
              AA.           Form of Pledge Agreement, dated as of March 19,
                            2001, between GS Inc. and each Jacobson Covered
                            Person (incorporated by reference to Exhibit CC to
                            Amendment No. 14 to the Initial Schedule 13D, filed
                            March 28, 2001 (File No. 005-56295)).

              BB.           Form of Guarantee and Pledge Agreement for trusts
                            (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed
                            October 30, 2001 (File No. 005-56295)).

              CC.           Form of Pledge Agreement for beneficiaries of trusts
                            (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed
                            October 30, 2001 (File No. 005-56295)).

              DD.           Form of Guarantee and Pledge Agreement for non-U.S.
                            trusts holding Common Stock through non-U.S.
                            corporations (incorporated by reference to Exhibit
                            FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-56295)).

              EE. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial
                            Schedule 13D, filed December 21, 2001 (File No.
                            005-56295)).

              FF. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form
                            S-3 (File No. 333-74006) filed by The Goldman Sachs
                            Group, Inc.)

                                                                         ANNEX A



    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                COVERED PERSONS

                                                                             CONVICTIONS OR         BENEFICIAL
                                                                             VIOLATIONS OF       OWNERSHIP OF THE
                                                                            FEDERAL OR STATE   COMMON STOCK OF THE
  NAME            CITIZENSHIP   BUSINESS ADDRESS     PRESENT EMPLOYMENT     LAWS WITHIN THE       GOLDMAN SACHS
                                                                            LAST FIVE YEARS        GROUP, INC.
Steven M.             USA       85 Broad Street      Managing Director,           None         Covered Person, so
Bunson                          New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Russell E.            USA       85 Broad Street      Managing Director,           None         Covered Person, so
Makowsky                        New York, NY         The Goldman Sachs                         ownership is as set
                                10004                Group, Inc.                               forth in or
                                                                                               incorporated into
                                                                                               Item 5 above.

Michael H.            UK        26 New Street,       Partner,                     None         None
Richardson                      St. Helier, Jersey,  Bedell Cristin
                                JE4 3RA

John D. Amaral        UK        Victoria Hall        Vice President/              None         None
                                11 Victoria St.      Account Manager,
                                Hamilton HM11        J&H Marsh & McLennan
                                Bermuda

Marguerite R.         USA       120 Broadway         Vice President,              None         None
Gorman                          New York, NY         Spear, Leeds &
                                10271                Kellogg, L.P.

Richard D.            UK        41 Cedar Avenue      Partner, Appleby,            None         None
Spurling                        Hamilton HM12        Spurling & Kempe
                                Bermuda

                                                                         ANNEX B



 ITEMS 2(D)
   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ended February 22, 2002, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above. See Annex E for information on the number of shares of Common Stock sold through January 29, 2002 (the difference between the number set forth in the following table and the number set forth in Annex E being the number of shares each listed Covered Person intends to sell under the Rule 144 Program during the remainder of the fiscal quarter).

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
Bradley I. Abelow                                       19,983
Paul M. Achleitner                                      97,864
Andrew M. Alper                                         15,000
Armen A. Avanessians                                    68,290
David Baum                                              20,286
Frank A. Bednarz                                         1,267
Ron E. Beller                                           42,915
Milton R. Berlinski                                     52,000
Lloyd C. Blankfein                                      80,000
David W. Blood                                          69,984
Peter L. Briger, Jr.                                    46,988
Richard J. Bronks                                       22,173
Edward A. Brout                                         17,841
Lawrence R. Buchalter                                   30,000
Andrew Cader                                           212,380
Michael J. Carr                                         26,139
Christopher J. Carrera                                  20,000
Mark Carroll                                             2,389
Mary Ann Casati                                         16,000
Mark A. Castellano                                      80,667
Todd J. Christie                                        44,645
Zachariah Cobrinik                                      34,365
Abby Joseph Cohen                                       10,000
Lawrence A. Cohen                                       42,417
Gary D. Cohn                                            65,000
Christopher A. Cole                                     10,000
William Connell                                          2,659
Carlos A. Cordeiro                                      49,876
E. Gerald Corrigan                                      30,000
James A. Coufos                                         35,349
Frank L. Coulson, Jr.                                   85,189
Randolph L. Cowen                                       20,000
Philip M. Darivoff                                      20,287
Timothy D. Dattels                                      41,643
Gavyn Davies                                            50,000
David A. Dechman                                        21,289
Robert V. Delaney, Jr.                                  40,000
Joseph Della Rosa                                       64,500
Neil V. DeSena                                          17,741
Alexander C. Dibelius                                   16,973
Stephen J. DiLascio                                     11,500
John O. Downing                                         62,472

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
Connie K. Duckworth                                     55,545
C. Steven Duncker                                       50,747
Gordon E. Dyal                                          35,415
Glenn P. Earle                                          40,484
Paul S. Efron                                           21,923
Gary L. Eisenreich                                       5,784
Aubrey J. Ellis                                          2,000
J. Michael Evans                                       101,913
Pieter Maarten Feenstra                                 20,000
Lawton W. Fitt                                          50,000
David B. Ford                                           85,900
Edward C. Forst                                         20,250
Randy W. Frankel                                        95,366
Christopher G. French                                   10,624
Richard A. Friedman                                     50,000
Joseph D. Gatto                                         81,000
Peter C. Gerhard                                        66,066
Nomi P. Ghez                                            35,729
Joseph H. Gleberman                                     79,206
Charles G. Goetz                                         5,668
Jeffrey B. Goldenberg                                   10,000
Jacob D. Goldfield                                      70,901
Gary F. Goldring                                        90,000
Amy O. Goodfriend                                       27,273
Andrew M. Gordon                                        20,000
Geoffrey T. Grant                                       37,618
Thomas J. Gravina                                       20,828
Eric P. Grubman                                         20,000
Edward S. Gutman                                        11,549
Joseph D. Gutman                                        20,000
Robert S. Harrison                                      40,000
Thomas J. Healey                                        47,491
David B. Heller                                         50,000
David L. Henle                                          10,000
Mary C. Henry                                           40,813
M. Roch Hillenbrand                                     20,000
Jacquelyn M. Hoffman-Zehner                             32,011
Richard R. Hogan                                        50,132
Fern Hurst                                              25,000
Robert J. Hurst                                         50,000
Francis J. Ingrassia                                    48,438
Timothy J. Ingrassia                                    24,045
Reuben Jeffery III                                      82,470
Stefan J. Jentzsch                                      23,781
Chansoo Joung                                           25,000
Ann F. Kaplan                                           75,034
Barry A. Kaplan                                         30,242
Scott B. Kapnick                                        81,036
Robert J. Katz                                         106,548
Kevin W. Kennedy                                        50,000
William J. Kenney                                       31,597
Douglas W. Kimmelman                                    32,890
Bradford C. Koenig                                      36,674

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
Jonathan L. Kolatch                                     48,414
Peter S. Kraus                                          50,000
David G. Lambert                                        30,548
Thomas D. Lasersohn                                     15,000
Anthony D. Lauto                                        21,861
Stephen M. Levick                                       16,899
Matthew G. L'Heureux                                    23,911
Lawrence H. Linden                                      71,359
Robert Litterman                                        43,797
Robert H. Litzenberger                                  15,797
Jonathan M. Lopatin                                     37,429
Michael R. Lynch                                        99,000
Peter G.C. Mallinson                                    81,215
Arthur S. Margulis, Jr.                                 12,500
Ronald G. Marks                                         38,569
Nicholas I. Marovich                                     5,806
Eff W. Martin                                           65,544
John P. McNulty                                        117,908
Sanjeev K. Mehra                                        16,500
T. Willem Mesdag                                        69,073
Eric M. Mindich                                         85,796
John J. Minio                                           37,430
Steven T. Mnuchin                                       85,145
Masanori Mochida                                       104,977
Karsten N. Moller                                       42,091
Thomas K. Montag                                        40,000
Wayne L. Moore                                          25,000
R. Scott Morris                                          2,000
Robert B. Morris III                                    79,120
Sharmin Mossavar-Rahmani                                85,000
Edward A. Mule                                          50,000
Timothy R. Mullen                                      147,973
Philip D. Murphy                                        20,000
Raymond T. Murphy                                       11,897
Thomas S. Murphy, Jr.                                   16,000
Avi M. Nash                                             13,600
Daniel M. Neidich                                       90,763
Kipp M. Nelson                                          45,288
Robin Neustein                                         118,226
Suzanne M. Nora Johnson                                 98,526
Michael E. Novogratz                                    19,838
Terence J. O'Neill                                      25,000
Timothy J. O'Neill                                      86,070
Donald C. Opatrny, Jr.                                  81,193
Robert J. O'Shea                                        68,358
Greg M. Ostroff                                         15,516
Terence M. O'Toole                                      75,000
Robert J. Pace                                          16,320
Bryant F. Pantano                                        5,615
Scott M. Pinkus                                         82,292
Timothy C. Plaut                                        48,358
John J. Powers                                          50,000
Michael A. Price                                        24,227

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
Scott Prince                                            18,000
Stephen D. Quinn                                        50,000
Michael G. Rantz                                        42,273
Arthur J. Reimers III                                   74,199
James P. Riley, Jr.                                     77,257
Simon M. Robertson                                      60,000
J. David Rogers                                         83,916
Emmanuel Roman                                          23,316
Ralph F. Rosenberg                                      16,835
Stuart M. Rothenberg                                    35,000
Michael S. Rubinoff                                     21,599
Richard M. Ruzika                                       21,284
Jeri Lynn Ryan                                          12,456
John C. Ryan                                            24,000
Michael D. Ryan                                         15,000
Richard C. Salvadore                                    44,916
Richard A. Sapp                                        108,399
Joseph Sassoon                                          69,511
Tsutomu Sato                                            27,728
Muneer A. Satter                                        38,542
Jonathan S. Savitz                                      12,718
Peter Savitz                                            35,209
Howard B. Schiller                                      20,000
Antoine Schwartz                                        25,366
Eric S. Schwartz                                        75,209
Mark Schwartz                                          100,000
Patrick P. Scire                                        61,234
Charles B. Seelig, Jr.                                  78,000
Steven M. Shafran                                       31,872
Richard S. Sharp                                       109,358
Mary Beth Shea                                           5,703
James M. Sheridan                                       39,781
Richard G. Sherlund                                     49,683
Harvey Silverman                                        41,747
Howard A. Silverstein                                   20,000
Dinakar Singh                                           21,760
Christian J. Siva-Jothy                                 22,000
Cody J Smith                                            51,000
Jonathan S. Sobel                                       21,616
Marc A. Spilker                                         39,234
Daniel W. Stanton                                       50,000
Steven R. Starker                                       65,960
Esta E. Stecher                                         50,265
Fredric E. Steck                                        37,000
Cathrine S. Steck                                       12,000
Robert K. Steel                                        125,000
Gene T. Sykes                                           75,000
Mark R. Tercek                                          35,768
Donald F. Textor                                        45,426
Gary S. Tolchin                                         55,453
Brian J. Toolan                                         24,609
John R. Tormondsen                                      35,000
Leslie C. Tortora                                       82,605

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
John L. Townsend III                                    74,800
Lawrence F. Trainor                                     11,911
Byron D. Trott                                          35,000
Robert B. Tudor III                                     20,000
Thomas E. Tuft                                         100,000
Malcolm B. Turnbull*                                    23,254
John E. Urban                                           21,624
Lee G. Vance                                            51,341
George F. Varsam                                        25,068
David A. Viniar                                         75,000
Barry S. Volpert                                        82,072
Thomas B. Walker III                                   122,975
George H. Walker IV                                     20,018
Peter A. Weinberg                                      169,290
George W. Wellde, Jr.                                   60,000
Anthony G. Williams                                     75,923
Thomas L. Williams                                      15,218
Kendrick R. Wilson III                                  20,000
Jon Winkelried                                          50,000
Steven J. Wisch                                         39,274
Richard E. Witten                                       90,108
Tracy R. Wolstencroft                                   68,856
Yasuyo Yamazaki                                         20,000
Danny O. Yee                                            46,691
Gregory H. Zehner                                       35,309
Alphonse Zenna                                          23,229
Joseph R. Zimmel                                        98,402
Barry L. Zubrow                                         85,000
Mark A. Zurack                                          39,288

TRUSTS
------
120 Broadway Partners                                   30,000
Anahue Trust                                            14,562
The Corzine Blind Trust                                252,394
The Edward Scott Mead 2001 Trust                        25,000
The Gary W. Williams 2001 Trust                         65,000
The Girish V. Reddy 2001 Trust                          20,553
The Guapulo Trust                                            7
Mark Dehnert Living Trust                                5,000
The Michael J. Zamkow 2001 Trust                        53,623
The Patrick J. Ward 2001 Trust                          89,326
Trust u/w James Kellogg III                             35,000
The Unicorn Trust                                       94,677

PARTNERSHIPS
------------

Bermuda Partners, L.P.                                  17,000
Mijen Family Partnership                                14,000
The Rizner Family Limited Partnership                   10,334
Silverman Partners, L.P.                                37,067

CORPORATIONS
------------

----------------------------
* Includes shares held by a corporation wholly owned by the Covered Person.

COVERED PERSON                                  NUMBER OF SHARES
--------------                                  ----------------
Guapulo Holdings Limited                                50,107
HJS2 Limited                                            10,000
Majix Limited                                           45,534
Melalula Limited                                        83,234
Robinelli Limited                                       20,000
RJG Holding Company                                     31,747
Vyrona Holdings Limited                                 91,503

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS

An aggregate of 85,956 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options, all of which have vested and are exercisable. Upon delivery, these shares of Common Stock will be Covered Shares.

On January 31, 2002, 275,472 shares of Common Stock were delivered to Covered Persons pursuant to the terms of an equal number of restricted stock units. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE
           COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON
           SCHEDULE 13D

The following sales of Covered Shares were made by the following Covered Persons through Mellon Investor Services LLC for cash on the New York Stock Exchange:

  COVERED PERSON                             TRADE DATE           NUMBER OF SHARES      PRICE PER SHARE
  --------------                             ----------           ----------------      ---------------
  Steven Kerr                             January 9, 2002              22,742               $93.09
  Keith A. Malas                          January 9, 2002               2,000                93.09
  Howard B. Eisen                         January 9, 2002               1,621                93.09
  Paul S. Schapira                        January 9, 2002                 294                93.09
  Ellen R. Porges                         January 9, 2002                 250                93.09
  Tetsuya Kawano                         January 10, 2002               1,328                93.09
  Eric S. Lane                           January 10, 2002                 138                93.09
  Peter Labbat                           January 11, 2002               1,633                91.46
  Peter Labbat                           January 11, 2002                 814                91.46
  Marcus R. Colwell                      January 11, 2002                 310                91.46
  Marcus R. Colwell                      January 11, 2002                 450                91.46
  Gregory D. Lee                         January 11, 2002               1,111                91.46
  John V. Mallory                        January 11, 2002                 342                91.46
  John V. Mallory                        January 11, 2002               1,020                91.46
  Peter Lawler                           January 11, 2002                 581                91.46
  Peter Lawler                           January 11, 2002                 419                91.46
  Warwick M. Negus                       January 11, 2002               1,051                91.46
  Peter Lawler                           January 11, 2002                 775                89.55
  Charles G. Goetz                       January 14, 2002               9,969                89.93
  Elizabeth V. Camp                      January 14, 2002                 791                89.93
  James P. Morris                        January 14, 2002                 215                89.93
  Patrick Sullivan                       January 16, 2002               1,547                88.48
  Rajiv A. Ghatalia                      January 16, 2002               2,537                88.48
  Rajiv A. Ghatalia                      January 16, 2002               1,269                88.48
  John S. Daly                           January 17, 2002                 400                89.63
  Varkki P. Chacko                       January 17, 2002                 869                89.63
  Varkki P. Chacko                       January 17, 2002                  88                89.63
  Andrew R. Jessop                       January 17, 2002                 590                89.63
  Melissa R. Brown                       January 17, 2002               1,200                89.63
  Hughes B. Lepic                        January 17, 2002               1,078                89.63
  Hughes B. Lepic                        January 17, 2002               2,157                89.63
  Daniel M. FitzPatrick                  January 17, 2002                 625                89.63
  Nicholas L. Marovich                   January 17, 2002               5,648                89.63
  Donald W. Himpele                      January 17, 2002                 775                89.63
  Donald W. Himpele                      January 17, 2002               1,970                89.63
  Lance P. Meaney                        January 17, 2002               1,916                89.63
  David K. Kaugher                       January 17, 2002                 100                89.63
  David K. Kaugher                       January 17, 2002                 125                89.63
  Mark Carroll                           January 17, 2002               1,985                89.63

  COVERED PERSON                             TRADE DATE           NUMBER OF SHARES      PRICE PER SHARE
  --------------                             ----------           ----------------      ---------------
  Varkki P. Chacko                       January 17, 2002               1,142                89.63
  Varkki P. Chacko                       January 17, 2002                 319                89.63
  Carl-Georg Bauer-Schlichtegroll        January 17, 2002                 802                89.63
  Carl-Georg Bauer-Schlichtegroll        January 17, 2002                 133                89.63
  Hughes B. Lepic                        January 17, 2002                 224                89.63
  Hughes B. Lepic                        January 17, 2002               1,357                89.63
  Matthias K. Frisch                     January 18, 2002                 100                89.21
  Todd A. Williams                       January 18, 2002               1,239                89.21
  Bonnie S. Litt                         January 18, 2002                 204                89.21
  Brett R. Overacker                     January 18, 2002               1,091                89.21
  Stuart N. Bernstein                    January 18, 2002                 554                89.21
  David B. Philip                        January 18, 2002                 400                89.21
  Marybeth Shea                          January 18, 2002               5,000                89.21
  P. Sheridan Schechner                  January 18, 2002                 560                89.21
  Catherine M. Claydon                   January 18, 2002                 848                89.21
  Catherine M. Claydon                   January 18, 2002                 283                89.21
  Gaetano J. Muzio                       January 21, 2002               6,223                89.21


RULE 144 PROGRAM

Commencing on January 2, 2002, the Covered Persons listed in Table I below sold an aggregate of 7,224,732 Covered Shares under the Rule 144 Program referred to in Item 4 above through January 29, 2002. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

    Table I

                                                     SHARES SOLD     SHARES SOLD ON     SHARES SOLD      TOTAL SHARES SOLD
                                                        DAILY,           1/7/02            DAILY,          ON ALL TRADING
       COVERED PERSON                               1/2/02-1/4/02                      1/9/02-1/29/02          DAYS
       --------------                               -------------    --------------    --------------          ----
Bradley I. Abelow                                         740               661              777              13,759
Paul M. Achleitner**                                    3,625             3,235            3,807              29,338
Andrew M. Alper**                                         556               496              583               4,496
Armen A. Avanessians                                    2,529             2,258            2,657              47,043
David Baum                                                751               671              789              13,970
Frank A. Bednarz**                                         47                42               49                 379
Ron E. Beller                                           1,589             1,419            1,670              29,566
Milton R. Berlinski**                                   1,926             1,719            2,023              15,589
Lloyd C. Blankfein**                                    2,963             2,645            3,112              23,982

* For rounding purposes, the number of shares sold by a Covered Person on some Trading Days may have been slightly higher or lower than the number listed to avoid the sale of fractional shares.

** In this Table I, Covered Persons with two asterisks appearing after their names did not sell any shares under the Rule 144 Program for this fiscal quarter after January 14, 2002.

                                                     SHARES SOLD     SHARES SOLD ON     SHARES SOLD      TOTAL SHARES SOLD
                                                        DAILY,           1/7/02            DAILY,          ON ALL TRADING
       COVERED PERSON                               1/2/02-1/4/02                      1/9/02-1/29/02          DAYS
       --------------                               -------------    --------------    --------------          ----
David W. Blood**                                        2,592             2,314            2,722              20,978
Peter L. Briger, Jr.                                    1,740             1,553            1,828              32,365
Richard J. Bronks                                         821               733              863              15,278
Edward A. Brout                                           661               590              694              12,289
Lawrence R. Buchalter                                   1,111               992            1,167              20,663
Andrew Cader**                                          7,866             7,021            8,262              63,667
Michael J. Carr                                           968               864            1,017              18,006
Christopher J. Carrera                                    741               661              778              13,776
Mark Carroll                                               88                79               93               1,645
Mary Ann Casati                                           593               529              622              11,016
Mark A. Castellano**                                    2,988             2,667            3,138              24,183
Todd J. Christie                                        1,654             1,476            1,737              30,756
Zachariah Cobrinik                                      1,273             1,136            1,337              23,673
Abby Joseph Cohen**                                       370               331              389               2,997
Lawrence A. Cohen                                       1,571             1,402            1,650              29,215
Gary D. Cohn                                            2,407             2,149            2,529              44,776
Christopher A. Cole                                       370               331              389               6,887
William Connell**                                          98                88              103                 794
Carlos A. Cordeiro                                      1,847             1,649            1,940              34,350
E. Gerald Corrigan                                      1,111               992            1,167              20,663
James A. Coufos                                         1,309             1,169            1,375              24,346
Frank L. Coulson, Jr.                                   3,155             2,816            3,314              58,677
Randolph L. Cowen**                                       741               661              778               5,996
Philip M. Darivoff**                                      751               671              789               6,080
Timothy D. Dattels                                      1,542             1,377            1,620              28,683
Gavyn Davies                                            1,852             1,653            1,945              34,439
David A. Dechman                                          788               704              828              14,660
Robert V. Delaney, Jr.**                                1,481             1,322            1,556              11,989
Joseph Della Rosa                                       2,389             2,132            2,509              44,425
Neil V. DeSena                                            657               587              690              12,218
Alexander C. Dibelius                                     629               561              660              11,688
Stephen J. DiLascio**                                     426               380              447               3,446
John O. Downing                                         2,314             2,065            2,430              43,027
Connie K. Duckworth                                     2,057             1,836            2,161              38,261
C. Steven Duncker                                       1,880             1,678            1,974              34,954
Gordon E. Dyal                                          1,312             1,171            1,378              24,399
Glenn P. Earle                                          1,499             1,338            1,575              27,885
Paul S. Efron                                             812               725              853              15,103
Gary L. Eisenreich                                        214               191              225               3,983
Aubrey J. Ellis**                                          74                66               78                 600
J. Michael Evans**                                      3,775             3,369            3,964              30,550
Pieter Maarten Feenstra**                                 741               661              778               5,996
Lawton W. Fitt                                          1,852             1,653            1,945              34,439
David B. Ford                                           3,181             2,840            3,342              59,171
Edward C. Forst                                           750               669              788              13,951
Randy W. Frankel**                                      3,532             3,153            3,710              28,589
Christopher G. French**                                   393               351              413               3,182
Richard A. Friedman                                     1,852             1,653            1,945              34,439
Joseph D. Gatto**                                       3,000             2,678            3,151              24,282
Peter C. Gerhard                                        2,447             2,184            2,570              45,505

                                                     SHARES SOLD     SHARES SOLD ON     SHARES SOLD      TOTAL SHARES SOLD
                                                        DAILY,           1/7/02            DAILY,          ON ALL TRADING
       COVERED PERSON                               1/2/02-1/4/02                      1/9/02-1/29/02          DAYS
       --------------                               -------------    --------------    --------------          ----
Nomi P. Ghez**                                          1,323             1,181            1,390              10,710
Joseph H. Gleberman                                     2,934             2,619            3,081              54,555
Charles G. Goetz                                          210               187              221               3,907
Jeffrey B. Goldenberg**                                   370               331              389               2,997
Jacob D. Goldfield                                      2,626             2,344            2,758              48,834
Gary F. Goldring                                        3,333             2,975            3,501              61,988
Amy O. Goodfriend                                       1,010               902            1,061              18,786
Andrew M. Gordon**                                        741               661              778               5,996
Geoffrey T. Grant                                       1,393             1,244            1,463              25,905
Thomas J. Gravina                                         771               689              810              14,342
Eric P. Grubman                                           741               661              778              13,776
Edward S. Gutman                                          428               382              449               7,952
Joseph D. Gutman                                          741               661              778              13,776
Robert S. Harrison                                      1,481             1,322            1,556              27,549
Thomas J. Healey                                        1,759             1,570            1,847              32,705
David B. Heller                                         1,852             1,653            1,945              34,439
David L. Henle**                                          370               331              389               2,997
Mary C. Henry                                           1,512             1,349            1,588              28,117
M. Roch Hillenbrand                                       741               661              778              13,776
Jacquelyn M. Hoffman-Zehner                             1,186             1,058            1,245              22,046
Richard R. Hogan                                        1,857             1,657            1,950              34,528
Fern Hurst                                                926               827              972              17,213
Robert J. Hurst                                         1,852             1,653            1,945              34,439
Francis J. Ingrassia                                    1,794             1,601            1,884              33,359
Timothy J. Ingrassia                                      891               795              935              16,558
Reuben Jeffery III                                      3,054             2,726            3,208              56,800
Stefan J. Jentzsch**                                      881               786              925               7,129
Chansoo Joung**                                           926               827              972               7,493
Ann F. Kaplan                                           2,779             2,481            2,919              51,684
Barry A. Kaplan                                         1,120             1,000            1,176              20,824
Scott B. Kapnick                                        3,001             2,679            3,152              55,810
Robert J. Katz                                          3,946             3,522            4,145              73,390
Kevin W. Kennedy**                                      1,852             1,653            1,945              14,989
William J. Kenney                                       1,170             1,045            1,229              21,761
Douglas W. Kimmelman                                    1,218             1,087            1,280              22,661
Bradford C. Koenig                                      1,358             1,212            1,427              25,264
Jonathan L. Kolatch                                     1,793             1,601            1,883              33,342
Peter S. Kraus**                                        1,852             1,653            1,945              14,989
David G. Lambert                                        1,131             1,010            1,188              21,035
Thomas D. Lasersohn                                       556               496              583              10,326
Anthony D. Lauto                                          810               723              850              15,053
Stephen M. Levick                                         626               559              657              11,635
Matthew G. L'Heureux                                      886               791              930              16,469
Lawrence H. Linden                                      2,643             2,359            2,776              49,152
Robert Litterman                                        1,622             1,448            1,704              30,170
Robert H. Litzenberger                                    585               522              615              10,887
Jonathan M. Lopatin                                     1,386             1,237            1,456              25,779
Michael R. Lynch                                        3,667             3,272            3,851              68,187
Peter G.C. Mallinson                                    3,008             2,685            3,159              55,935
Arthur S. Margulis, Jr.                                   463               413              486               8,606

                                                     SHARES SOLD     SHARES SOLD ON     SHARES SOLD      TOTAL SHARES SOLD
                                                        DAILY,           1/7/02            DAILY,          ON ALL TRADING
       COVERED PERSON                               1/2/02-1/4/02                      1/9/02-1/29/02          DAYS
       --------------                               -------------    --------------    --------------          ----
Ronald G. Marks                                         1,428             1,275            1,500              26,559
Nicholas I. Marovich                                      215               192              226               4,001
Eff W. Martin                                           2,428             2,167            2,550              45,151
John P. McNulty                                         4,367             3,898            4,587              81,217
Sanjeev K. Mehra**                                        611               545              642               4,946
T. Willem Mesdag                                        2,558             2,284            2,687              47,576
Eric M. Mindich                                         3,178             2,836            3,338              59,102
John J. Minio                                           1,386             1,237            1,456              25,779
Steven T. Mnuchin                                       3,154             2,815            3,312              58,645
Masanori Mochida                                        3,888             3,470            4,084              72,310
Karsten N. Moller                                       1,559             1,392            1,637              28,987
Thomas K. Montag                                        1,481             1,322            1,556              27,549
Wayne L. Moore**                                          926               827              972               7,493
R. Scott Morris                                            74                66               78               1,380
Robert B. Morris III                                    2,930             2,616            3,078              54,498
Sharmin Mossavar-Rahmani                                3,148             2,810            3,307              58,552
Edward A. Mule                                          1,852             1,653            1,945              34,439
Timothy R. Mullen                                       5,480             4,892            5,756             101,916
Philip D. Murphy                                          741               661              778              13,776
Raymond T. Murphy                                         441               393              463               8,198
Thomas S. Murphy, Jr.                                     593               529              622              11,016
Avi M. Nash                                               504               450              529               9,368
Daniel M. Neidich                                       3,362             3,001            3,531              62,521
Kipp M. Nelson                                          1,677             1,497            1,762              31,196
Robin Neustein**                                        4,379             3,908            4,599              35,441
Suzanne M. Nora Johnson                                 3,649             3,257            3,833              67,866
Michael E. Novogratz                                      735               656              772              13,669
Terence J. O'Neill                                        926               827              972              17,213
Timothy J. O'Neill                                      3,188             2,845            3,348              59,281
Donald C. Opatrny, Jr.                                  3,007             2,684            3,159              55,931
Robert J. O'Shea                                        2,532             2,260            2,659              47,082
Greg M. Ostroff                                           575               513              604              10,694
Terence M. O'Toole                                      2,778             2,480            2,918              51,666
Robert J. Pace                                            604               540              635              11,242
Bryant F. Pantano                                         208               186              218               3,862
Scott M. Pinkus                                         3,048             2,721            3,201              56,679
Timothy C. Plaut                                        1,791             1,599            1,881              33,306
John J. Powers                                          1,852             1,653            1,945              34,439
Michael A. Price**                                        897               801              942               7,260
Scott Prince                                              667               595              700              12,396
Stephen D. Quinn                                        1,852             1,653            1,945              34,439
Michael G. Rantz                                        1,566             1,398            1,644              29,112
Arthur J. Reimers III                                   2,748             2,453            2,886              51,101
James P. Riley, Jr.                                     2,861             2,554            3,005              53,207
Simon M. Robertson                                      2,222             1,984            2,334              41,326
J. David Rogers**                                       3,108             2,774            3,264              25,154
Emmanuel Roman                                            864               771              907              16,061
Ralph F. Rosenberg                                        624               557              655              11,599
Stuart M. Rothenberg                                    1,296             1,157            1,362              24,113
Michael S. Rubinoff                                       800               714              840              14,874

                                                     SHARES SOLD     SHARES SOLD ON     SHARES SOLD      TOTAL SHARES SOLD
                                                        DAILY,           1/7/02            DAILY,          ON ALL TRADING
       COVERED PERSON                               1/2/02-1/4/02                      1/9/02-1/29/02          DAYS
       --------------                               -------------    --------------    --------------          ----
Richard M. Ruzika                                         788               704              828              14,660
Jeri Lynn Ryan                                            461               412              485               8,585
John C. Ryan                                              889               793              934              16,536
Michael D. Ryan                                           556               496              583              10,326
Richard C. Salvadore                                    1,664             1,485            1,747              30,935
Richard A. Sapp                                         4,015             3,583            4,217              74,666
Joseph Sassoon                                          2,574             2,298            2,704              47,876
Tsutomu Sato                                            1,027               917            1,079              19,104
Muneer A. Satter                                        1,427             1,274            1,499              26,541
Jonathan S. Savitz                                        471               420              495               8,763
Peter Savitz                                            1,304             1,164            1,370              24,256
Howard B. Schiller**                                      741               661              778               5,996
Antoine Schwartz**                                        939               839              987               7,604
Eric S. Schwartz                                        2,786             2,486            2,926              51,808
Mark Schwartz**                                         3,704             3,306            3,890              29,978
Patrick P. Scire                                        2,268             2,024            2,382              42,176
Charles B. Seelig, Jr.                                  2,889             2,579            3,034              53,722
Steven M. Shafran                                       1,180             1,054            1,240              21,954
Richard S. Sharp**                                      4,050             3,615            4,254              32,781
Mary Beth Shea                                            211               189              222               3,930
James M. Sheridan                                       1,473             1,315            1,548              27,406
Richard G. Sherlund                                     1,840             1,643            1,933              34,225
Harvey Silverman**                                      1,546             1,380            1,624              12,514
Howard A. Silverstein**                                   741               661              778               5,996
Dinakar Singh                                             806               719              846              14,981
Christian J. Siva-Jothy                                   815               727              856              15,156
Cody J Smith                                            1,889             1,686            1,984              35,129
Jonathan S. Sobel                                         801               715              841              14,892
Marc A. Spilker                                         1,453             1,297            1,526              27,020
Daniel W. Stanton                                       1,852             1,653            1,945              34,439
Steven R. Starker                                       2,443             2,181            2,566              45,434
Esta E. Stecher                                         1,862             1,662            1,955              34,618
Fredric E. Steck                                        1,370             1,223            1,439              25,479
Cathrine S. Steck                                         444               397              467               8,267
Robert K. Steel                                         4,630             4,132            4,863              86,104
Gene T. Sykes                                           2,778             2,480            2,918              51,666
Mark R. Tercek                                          1,325             1,182            1,391              24,631
Donald F. Textor                                        1,682             1,502            1,767              31,286
Gary S. Tolchin                                         2,054             1,833            2,157              38,193
Brian J. Toolan                                           911               814              957              16,945
John R. Tormondsen                                      1,296             1,157            1,362              24,113
Leslie C. Tortora                                       3,059             2,731            3,214              56,904
John L. Townsend III                                    2,770             2,473            2,910              51,523
Lawrence F. Trainor                                       441               394              463               8,199
Byron D. Trott                                          1,296             1,157            1,362              24,113
Robert B. Tudor III**                                     741               661              778               5,996
Thomas E. Tuft                                          3,704             3,306            3,890              68,878
Malcolm B. Turnbull*                                      861               769              905              16,022

* Consists of shares held by a corporation wholly owned by the Covered Person.

                                                     SHARES SOLD     SHARES SOLD ON     SHARES SOLD      TOTAL SHARES SOLD
                                                        DAILY,           1/7/02            DAILY,          ON ALL TRADING
       COVERED PERSON                               1/2/02-1/4/02                      1/9/02-1/29/02          DAYS
       --------------                               -------------    --------------    --------------          ----
John E. Urban                                             801               715              841              14,892
Lee G. Vance                                            1,902             1,697            1,997              35,361
George F. Varsam                                          928               829              975              17,263
David A. Viniar**                                       2,778             2,480            2,918              22,486
Barry S. Volpert**                                      3,040             2,713            3,193              24,605
Thomas B. Walker III**                                  4,555             4,065            4,784              36,866
George H. Walker IV                                       741               662              779              13,791
Peter A. Weinberg                                       6,270             5,596            6,586             116,610
George W. Wellde, Jr.                                   2,222             1,984            2,334              41,326
Anthony G. Williams                                     2,812             2,510            2,954              52,292
Thomas L. Williams                                        564               503              592              10,483
Kendrick R. Wilson III**                                  741               661              778               5,996
Jon Winkelried                                          1,852             1,653            1,945              34,439
Steven J. Wisch                                         1,455             1,298            1,528              27,055
Richard E. Witten                                       3,337             2,979            3,505              62,060
Tracy R. Wolstencroft                                   2,550             2,276            2,679              47,432
Yasuyo Yamazaki                                           741               661              778              13,776
Danny O. Yee                                            1,729             1,544            1,816              32,155
Gregory H. Zehner                                       1,308             1,167            1,374              24,327
Alphonse Zenna                                            860               768              904              16,004
Joseph R. Zimmel                                        3,645             3,253            3,828              67,780
Barry L. Zubrow                                         3,148             2,810            3,307              58,552
Mark A. Zurack                                          1,455             1,299            1,528              27,056

TRUSTS
------
120 Broadway Partners                                   1,111               992            1,167              20,663
Anahue Trust**                                            539               481              567               4,366
The Corzine Blind Trust                                 9,348             8,344            9,818             173,840
The Edward Scott Mead 2001 Trust                          926               827              972              17,213
The Gary W. Williams 2001 Trust                         2,407             2,149            2,529              44,776
The Girish V. Reddy 2001 Trust                            761               679              800              14,162
The Guapulo Trust***                                        0                 0                0                   7
Mark Dehnert Living Trust                                 185               165              195               3,450
The Michael J. Zamkow 2001 Trust                        1,986             1,773            2,086              36,935
The Patrick J. Ward 2001 Trust                          3,308             2,953            3,475              61,527
Trust u/w James Kellogg III                             1,296             1,157            1,362              24,113
The Unicorn Trust                                       3,507             3,130            3,683              65,213

PARTNERSHIPS
------------
Bermuda Partners, L.P.                                    630               562              661              11,706
Mijen Family Partnership**                                519               463              545               4,200
The Rizner Family Limited Partnership                     383               342              402               7,119
Silverman Partners, L.P.**                              1,373             1,225            1,442              11,112

CORPORATIONS
------------
Guapulo Holdings Limited                                1,856             1,657            1,950              34,514
HJS2 Limited**                                            370               331              389               2,997
Majix Limited                                           1,686             1,505            1,771              31,357

*** This Covered Person sold 7 shares on January 2, 2002 and no other shares through January 29, 2002.

                                                     SHARES SOLD     SHARES SOLD ON     SHARES SOLD      TOTAL SHARES SOLD
                                                        DAILY,           1/7/02            DAILY,          ON ALL TRADING
       COVERED PERSON                               1/2/02-1/4/02                      1/9/02-1/29/02          DAYS
       --------------                               -------------    --------------    --------------          ----
Melalula Limited                                        3,083             2,752            3,238              57,333
Robinelli Limited                                         741               661              778              13,776
RJG Holding Company                                     1,176             1,050            1,235               9,518
Vyrona Holdings Limited                                 3,389             3,025            3,560              63,032


Table II

                         TRADING DAY                              PRICE PER SHARE
                         -----------                              ---------------
                       January 2, 2002                               $90.4846
                       January 3, 2002                                92.0633
                       January 4, 2002                                95.8486
                       January 7, 2002                                95.8745
                       January 9, 2002                                94.1273
                       January 10, 2002                               92.9982
                       January 11, 2002                               91.5722
                       January 14, 2002                               89.8592
                       January 15, 2002                               89.8625
                       January 16, 2002                               88.5988
                       January 17, 2002                               89.6309
                       January 18, 2002                               89.0271
                       January 22, 2002                               87.9141
                       January 23, 2002                               86.9071
                       January 24, 2002                               87.4544
                       January 25, 2002                               87.1713
                       January 28, 2002                               87.4882
                       January 29, 2002                               86.0885

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 5, 2002
                                       By:    s/ Esta E. Stecher
                                          --------------------------------------
                                          Name: Esta E. Stecher
                                          Title:   Attorney-in-Fact

                                  EXHIBIT INDEX

           Exhibit                             Description
           -------                             -----------
              A.            Shareholders' Agreement, dated as of May 7, 1999
                            (incorporated by reference to Exhibit A to the
                            Schedule 13D filed May 17, 1999 (File No. 005-56295)
                            (the "Initial Schedule 13D")).

              B.            Form of Agreement Relating to Noncompetition and
                            Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form
                            S-1 (File No. 333-74449) filed by The Goldman Sachs
                            Group, Inc.).

              C.            Form of Pledge Agreement (the "IPO Pledge
                            Agreement") (incorporated by reference to Exhibit
                            10.21 to the registration statement on Form S-1
                            (File No. 333-74449) filed by The Goldman Sachs
                            Group, Inc.).

              D.            Form of Amendment No. 1 to the IPO Pledge Agreement
                            (filed as Exhibit E), dated July 10, 2000
                            (incorporated by reference to Exhibit F to Amendment
                            No. 4 to the Initial Schedule 13D, filed July 11,
                            2000 (File No. 005-56295)).

              E.            Registration Rights Instrument, dated as of December
                            10, 1999 (incorporated by reference to Exhibit G to
                            Amendment No. 1 to the Initial Schedule 13D, filed
                            December 17, 1999 (File No. 005-56295)).

              F. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial
                            Schedule 13D, filed December 17, 1999 (File No.
                            005-56295)).

              G. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The
                            Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial
                            Schedule 13D, filed June 21, 2000 (File No.
                            005-56295)).

              H. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs
                            Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No.
                            005-56295)).

              I. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed
                            June 30, 2000 (File No. 005-56295)).

              J. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule
                            13D, filed June 30, 2000 (File No. 005-56295)).

              K. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule
                            13D, filed June 30, 2000 (File No. 005-56295)).

              L.            Form of Guarantee and Pledge Agreement for non-U.S.
                            corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

              M. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule
                            13D, filed June 30, 2000 (File No. 005-56295)).

           Exhibit                             Description
           -------                             -----------

              N. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
                            005-56295)).

              O.            Form of Counterpart to Shareholders' Agreement for
                            Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                            005-56295)).

              P. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule
                            13D, filed August 2, 2000 (File No. 005-56295)).

              Q. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule
                            13D, filed August 2, 2000 (File No. 005-56295)).

              R.            Underwriting Agreement (U.S. Version), dated as of
                            August 1, 2000 (incorporated by reference to Exhibit
                            T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

              S. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No.
                            005-56295)).

              T. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule
                            13D, filed August 2, 2000 (File No. 005-56295)).

              U.            Form of Power of Attorney to be executed by Covered
                            Persons participating in the Rule 144 Program
                            (incorporated by reference to Exhibit W to Amendment
                            No. 8 to the Initial Schedule 13D, filed September
                            25, 2000 (File No. 005-56295)).

              V. Power of Attorney (incorporated by reference to Exhibit X to Amendment No. 14 to the Initial
                            Schedule 13D, filed March 29, 2001 (File No.
                            005-56295)).

              W. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK
                            Covered Person (incorporated by reference to Exhibit
                            Y to Amendment No. 10 to the Initial Schedule 13D, filed November 3, 2000 (File No. 005-56295)).

              X.            Form of Pledge Agreement, dated as of October 31,
                            2000, between GS Inc. and each SLK Covered Person
                            (incorporated by reference to Exhibit Z to Amendment
                            No. 10 to the Initial Schedule 13D, filed November
                            3, 2000 (File No. 005-56295)).

              Y. Supplemental Registration Rights Instrument, dated as of December 21, 2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial
                            Schedule 13D, filed January 23, 2001 (File No.
                            005-56295)).

              Z.            Form of Member Agreement, dated as of January 26,
                            2001, between GS Inc. and each Jacobson Covered
                            Person (incorporated by reference to Exhibit BB to Amendment No. 14 to the Initial Schedule 13D, filed
                            March 28, 2001 (File No. 005-56295)).

           Exhibit                             Description
           -------                             -----------
              AA.           Form of Pledge Agreement, dated as of March 19,
                            2001, between GS Inc. and each Jacobson Covered
                            Person (incorporated by reference to Exhibit CC to
                            Amendment No. 14 to the Initial Schedule 13D, filed
                            March 28, 2001 (File No. 005-56295)).

              BB.           Form of Guarantee and Pledge Agreement for trusts
                            (incorporated by reference to Exhibit DD to Amendment No. 19 to the Initial Schedule 13D, filed
                            October 30, 2001 (File No. 005-56295)).

              CC.           Form of Pledge Agreement for beneficiaries of trusts
                            (incorporated by reference to Exhibit EE to Amendment No. 19 to the Initial Schedule 13D, filed
                            October 30, 2001 (File No. 005-56295)).

              DD.           Form of Guarantee and Pledge Agreement for non-U.S.
                            trusts holding Common Stock through non-U.S.
                            corporations (incorporated by reference to Exhibit
                            FF to Amendment No. 20 to the Initial Schedule 13D, filed December 21, 2001 (File No. 005-562295)).

              EE. Form of Pledge Agreement for beneficiaries of non-U.S. trusts holding Common Stock through non-U.S. corporations (incorporated by reference to Exhibit GG to Amendment No. 20 to the Initial
                            Schedule 13D, filed December 21, 2001 (File No.
                            005-562295))..

              FF. Supplemental Registration Rights Instrument, dated as of December 21, 2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form
                            S-3 (File No. 333-74006) filed by The Goldman Sachs
                            Group, Inc.)